Execution Version

Published CUSIP Numbers
Deal: 09983FAJ7
Revolver: 09983FAK4

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of
March 13, 2020

among

BORGWARNER INC.,
as Borrower

The Lenders Party Hereto

BANK OF AMERICA, N.A.,
as Administrative Agent, the Swingline Lender,
an Issuing Bank and a Lender

CITIBANK, N.A.,
DEUTSCHE BANK SECURITIES INC.,
PNC BANK, NATIONAL ASSOCIATION, and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents

BofA SECURITIES, INC.,
CITIBANK, N.A.,
DEUTSCHE BANK SECURITIES INC.,
PNC CAPITAL MARKETS LLC, and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

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SCHEDULES:
Schedule 1.2	Existing Letters of Credit
Schedule 2.1	Commitments
Schedule 2.5	Issuer Maximum LC Exposure
Schedule 3.6	Disclosed Matters
Schedule 6.2	Existing Liens
Schedule 9.1	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS:
Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Swingline Loan Notice
Exhibit D	Form of Notice of Loan Prepayment

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FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 13, 2020, among BORGWARNER INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties hereto (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent for the Lenders and as Swingline Lender (defined below) and an Issuing Bank (defined below).

The Borrower is party to that certain Third Amended and Restated Credit Agreement, dated as of June 29, 2017, among the Borrower, the banks and other financial institutions from time to time parties thereto, and Bank of America (defined below), as administrative agent (as the same may have been amended, supplemented or otherwise modified from time to time through the date hereof, the “Existing Credit Agreement”).

The Borrower has requested, and the Lenders have agreed, to amend and restate the Existing Credit Agreement and extend certain credit facilities to the Borrower on the terms and conditions set forth herein. The amendment and restatement of the Existing Credit Agreement, and the continuation of the loans and other obligations (including the Existing Letters of Credit (defined below)) thereunder as Loans (defined below) and Obligations (defined below) (including Letters of Credit (defined below)) hereunder, are subject to the occurrence of the Effective Date (defined below) and the provisions of this Agreement (defined below), including the application of Section 9.19 hereof.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any acquisition of a Person or of all or substantially all of the assets of a Person (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise). Notwithstanding the foregoing, “Acquisition” shall not include any transaction or series of related transactions solely among the Borrower and/or one or more of its Subsidiaries.

“Acquisition Consummation Date” means the date on which the Delphi Acquisition has been consummated by the Borrower and its Subsidiaries and Affiliates.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency Rate =	Eurocurrency Rate
1.00 – Statutory Reserve Rate

“Adjusted Revolving Credit Exposure” shall mean, with respect to each Lender, the Revolving Credit Exposure of such Lender, plus the amount of any participating interests purchased by such Lender pursuant to Section 9.14, minus the amount of any participating interests sold by such Lender pursuant to Section 9.14.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed pursuant to Section 8.6.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.1 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Fourth Amended and Restated Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (b) the Federal Funds Rate in effect on such day plus ½ of 1%, and (c) the Eurocurrency Rate plus 1.00%; provided that if the Alternate Base Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Alternative Currency” means Sterling, Yen, Euros and each other currency (other than Dollars) that is approved in accordance with Section 1.12.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Exchange Rate (determined by the Administrative Agent in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Loan” means a Revolving Loan that is a Eurocurrency Rate Loan and that is made in an Alternative Currency pursuant to the applicable Borrowing Request.

“Alternative Currency Sublimit” means, with respect to any Alternative Currency, the sublimit of such Alternative Currency established under this Agreement, as any such amount may be changed from time to time in accordance with the terms hereof. In respect of Sterling, Yen and Euros, the initial Alternative Currency Sublimit for each such Alternative Currency means the respective Dollar Amount set forth below:

Currency	Sublimit
Sterling	$100,000,000
Yen	$250,000,000
Euros	$500,000,000

“Applicable Percentage” means, with respect to any Lender under any Revolving Facility (or, as applicable, under all the Revolving Facilities) at any time, the percentage (carried out to the ninth decimal place) of the total Commitments represented by such Lender’s Commitment under such Facility (or, as applicable, under all the Facilities) at such time, subject to adjustment as provided in Section 2.22. If the commitment of each Lender to make Loans and the obligation of the Issuing Banks to make LC Credit Extensions have been terminated pursuant to Section 7.2 or if the Commitments under such Facility or all the Facilities have expired, then the Applicable Percentage of each Lender shall be determined based upon the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan or ABR Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Margin”, “Alternate Base Rate Margin” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s, S&P and Fitch (collectively, the “Rating Agencies”), respectively, applicable on such date to the Index Debt:

Index Debt Ratings:	Eurocurrency	Alternate Base	Facility Fee Rate
(S&P/Moody’s/Fitch)	Margin	Rate Margin
Category 1	0.690%	0.000%	0.060%
A/A2/A or higher
Category 2	0.795%	0.000%	0.080%
A-/A3/A-
Category 3	0.910%	0.000%	0.090%
BBB+/Baa1/BBB+
Category 4	1.015%	0.015%	0.110%
BBB/Baa2/BBB
Category 5	1.100%	0.100%	0.150%
BBB-/Baa3/BBB- or
lower

For purposes of the foregoing, (i) the rating of Index Debt on any day shall be deemed to be the rating in effect at the close of business on such day; (ii) if the ratings established or deemed to have been established by the Rating Agencies for the Index Debt shall be changed (other than as a result of a change in the rating system of the Rating Agencies), such change shall be effective as of the date on which it is first publicly announced by the applicable Rating Agency; (iii) if the ratings established by the Rating Agencies for the Index Debt shall fall within different Categories and ratings are maintained by all Rating Agencies, (A) if two ratings are equal, such ratings will apply (e.g., BBB/Baa3/BBB results in Category 4 status and BBB/Baa1/BBB results in Category 4 status) and (B) if no ratings are equal, the intermediate rating will apply; (iv) if the ratings established by the Rating Agencies for the Index Debt shall fall within different Categories and ratings are then maintained by only two Rating Agencies, the Applicable Rate shall be based on the higher of the two ratings (e.g., BBB/Baa3 results in Category 4 status) unless one of the two applicable ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category one rating higher than the lower of the two ratings (e.g., A-/Baa3 results in Category 4 status); and (v) if ratings are only maintained by one Rating Agency or no Rating Agencies (other than by reason of the circumstances referred to in the last sentence of this definition), the Applicable Rate shall be equal to Category 5. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency the local time in the place of settlement for such Alternative Currency, as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the consolidated audited financial statements of the Borrower as of and for the year ended December 31, 2019.

“Available Dollar Commitment” means at any date of determination with respect to any Dollar Lender, an amount in Dollars equal to the excess, if any, of (a) the amount of such Dollar Lender’s Dollar Commitment in effect on such date over (b) the Revolving Credit Exposure of such Dollar Lender on such date.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments (whether pursuant to Section 2.9, Section 7.2 or otherwise).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“BofA Securities” means BofA Securities, Inc.

“BorgWarner Foundation” means BorgWarner Foundation, an Illinois non-profit corporation.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrower Materials” has the meaning specified in Section 5.1.

“Borrowing” means a Revolving Borrowing or a Swingline Borrowing, as the context may require.

“Borrowing Request” means a notice of a Revolving Borrowing, pursuant to Section 2.3, which shall be substantially in the form of Exhibit B or such other form as may be agreed by the Administrative Agent and the Borrower (including any form on an electronic platform or electronic transmission system as shall be agreed by the Administrative Agent and the Borrower), appropriately completed and signed by a Responsible Officer.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or the Lenders, as collateral for the LC Exposures or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank, which documents are hereby consented to by the Lenders. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or, solely with respect to any Person that becomes a Lender after the date hereof, the occurrence after the date such Person becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary and except to the extent merely proposed and not in effect, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Citi” means Citibank, N.A.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Dollar Revolving Loans, Euro Revolving Loans, Sterling Revolving Loans, Yen Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committed Exposure Percentage” shall mean, on any date with respect to any Lender, the percentage which the Adjusted Revolving Credit Exposure of such Lender constitutes of the Adjusted Revolving Credit Exposures of all Lenders.

“Commitments” means, the collective reference to the Dollar Commitments and the Euro Commitments, the Sterling Commitments, the Yen Commitments and any Other Alternative Currency Commitments, which are part of (and not in addition to), the Dollar Commitments. The initial aggregate amount of the Commitments is $2,000,000,000; provided that availability of the Commitment of each Lender and the total Commitments prior to the Acquisition Consummation Date will be limited as provided in Section 2.1(f)(iii).

“Competitor” means any Person that is a bona fide direct competitor of the Borrower or any of its Subsidiaries in the same industry or a substantially similar industry.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in calculating such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring costs, expenses, charges, losses or other items (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business); provided that the aggregate amount of any cash items added back pursuant to this clause (e) shall not exceed $750,000,000 during the term of this Agreement, and (f) minority interest charges and any other non-cash charges, and minus, to the extent included in calculating such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income, gains or other items (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) minority interest credits and any other non-cash gains (except for all amounts that would, in conformity with GAAP, be set forth opposite the caption “equity in affiliate earnings and other income” (or any like caption) on a consolidated income statement of the Borrower and its Subsidiaries), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. For purposes of this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that either (a) would result in an increase to Consolidated EBITDA to the extent deemed to be material by the Borrower or (b) would result in a reduction to Consolidated EBITDA; and “Material Disposition” means any disposition of a Subsidiary, a line of business or a division of business, in any such case that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $150,000,000.

“Consolidated Intangible Assets” means, at any date, all assets of the Borrower and its Subsidiaries that are considered to be intangible assets under GAAP, including, without limitation, customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Assets” means, at any date, Consolidated Total Assets at such date minus Consolidated Intangible Assets on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (including outstanding Loans hereunder and obligations with respect to drawn letters of credit (including the Letters of Credit), but excluding (a) obligations with respect to any undrawn letters of credit (including the Letters of Credit) and (b) any Indebtedness issued or incurred to pay all or a portion of the consideration for an Acquisition prior to the consummation of such Acquisition, but only so long as the proceeds thereof are held in escrow or otherwise restricted from use for any other purpose and are subject to mandatory redemption, repayment or return provisions in the event the subject Acquisition is not consummated), determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, all Receivables Facilities shall, regardless of their respective treatment under GAAP, be included in each calculation of Consolidated Total Debt under this Agreement, but only to the extent of that portion of the principal amount of all such Receivables Facilities (determined on an aggregate basis for all such Receivables Facilities) that is in excess of $200,000,000.

“Continuing Lenders” has the meaning assigned to such term in Section 2.6(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Date” shall mean any date on which either (a) an Event of Default under paragraph (h) or (i) of Section 7.1 has occurred with respect to the Borrower or (b) the Commitments shall have been terminated prior to the Maturity Date and/or the Loans shall have been declared immediately due and payable, in either case pursuant to Section 7.2.

“Conversion Sharing Percentage” means on any date with respect to any Lender and any Revolving Loans of such Lender outstanding in any currency other than Dollars, the percentage of such Revolving Loans such that, after giving effect to the conversion of such Revolving Loans to Dollars and the purchase and sale by such Lender of participating interests as contemplated by Section 9.14, the Committed Exposure Percentage of such Lender will equal such Lender’s Applicable Percentage under the Dollar Facility on such date (calculated immediately prior to giving effect to any termination or expiration of the Commitments on the Conversion Date).

“Converted Loans” shall have the meaning set forth in Section 9.14.

“Covered Entity” has the meaning specified in Section 9.22(b).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit participation fees, an interest rate equal to (i) the Alternate Base Rate plus (ii) the Applicable Rate, if any, applicable to ABR Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan or Swingline Loan (the rate of which is determined by reference to the Swingline Rate), the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit participation fees, a rate equal to the Applicable Rate applicable to interest on Eurocurrency Rate Loans plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each Issuing Bank, the Swingline Lender and each other Lender promptly following such determination.

“Delphi Acquisition” means the Acquisition by the Borrower or one of its Subsidiaries of all or substantially all of the Equity Interests of Delphi Technologies PLC, a public limited company formed under the laws of the Bailiwick of Jersey, in an all-stock transaction pursuant to a Transaction Agreement dated January 28, 2020 (as amended, restated, amended and restated or otherwise modified from time to time).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Deutsche Bank” means Deutsche Bank AG New York Branch.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction), or the granting of any option or other right to do any of the foregoing, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means, on any date, (a) any Person identified by the Borrower to the Administrative Agent prior to the Effective Date, (b) any other Person that is a Competitor of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent (specifying such Person by legal name) not less than 2 Business Days prior to such date, and (c) any Affiliates of any such entities identified under clauses (a) and (b) of this definition that are either (i) clearly identifiable as Affiliates on the basis of such Affiliate’s legal name or (ii) identified in writing by legal name in a written notice to the Administrative Agent and the Lenders not less than 2 Business Days prior to such date; provided that “Disqualified Institutions” shall exclude (x) any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time and (y) any bona fide debt fund or investment vehicle of any Competitor that is engaged in making, purchasing, holding or otherwise investing in commercial loans, fixed-income instruments, bonds and similar extensions of credit in the ordinary course of business with separate fiduciary duties to investors in such fund or vehicle.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar Amount” means, at any time:

(a) with respect to any Loan denominated in Dollars (including, with respect to any Swingline Loan, any funded participation therein), the principal amount thereof then outstanding (or in which such participation is held);

(b) with respect to any Alternative Currency Loan, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars at the Exchange Rate (determined by the Administrative Agent in respect of the most recent Revaluation Date); and

(c) with respect to any LC Exposure (or any risk participation therein), the amount thereof.

“Dollar Commitment” means, with respect to each Lender, the commitment of such Lender to make Dollar Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.9, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4 or (c) increased from time to time pursuant to Section 2.20. The initial amount of each Lender’s Dollar Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable; provided that availability of the Dollar Commitment of each Lender and the total Dollar Commitments prior to the Acquisition Consummation Date will be limited as provided in Section 2.1(f)(iii).

“Dollar Facility” shall have the meaning set forth in the definition of “Facility”.

“Dollar Lender” means each Lender holding a Dollar Commitment.

“Dollar Revolving Loan” mean a Revolving Loan made pursuant to Section 2.1(a).

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state, jurisdiction or political subdivision of the United States.

“DQ List” has the meaning specified in Section 9.4(h)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.4(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 9.4(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 9.4(h).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters respecting the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to meet the minimum funding standard with respect to any Plan (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Euro Commitment” means, with respect to each Lender, the commitment of such Lender to make Euro Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.9 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender’s Euro Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Euro Commitment, as applicable. The Euro Commitment is a part of, but not in addition to, each Lender’s Dollar Commitment.

“Euro Facility” shall have the meaning set forth in the definition of “Facility”. The Euro Facility shall be a subfacility of the Dollar Facility.

“Euro Lender” means each Lender holding a Euro Commitment.

“Euro Revolving Loan” mean a Revolving Loan made pursuant to Section 2.1(b).

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b) for any interest rate calculation with respect to an ABR Loan or a Swingline Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time, determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day; and

(c) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan, whether denominated in Dollars or in an Alternative Currency, that bears interest at a rate based on the Eurocurrency Rate other than an ABR Loan with respect to which the Alternate Base Rate is determined at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning assigned to such term in Section 7.1.

“Exchange Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., New York City time, on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), and (d) any taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the introductory paragraphs hereto.

“Existing Letters of Credit” means:

(a) those letters of credit set forth on Schedule 1.2 hereto, all of which were issued and outstanding under the Existing Credit Agreement as of the date hereof, immediately prior to the occurrence of the Effective Date, and shall continue as Letters of Credit under this Agreement in connection with this amendment and restatement of the Existing Credit Agreement; and

(b) those letters of credit that were issued and outstanding under credit facilities of a Person that becomes a Subsidiary of the Borrower (whether through acquisition or otherwise) so long as (i) the credit facilities of such newly acquired Subsidiary are being terminated in connection with such acquisition, (ii) the issuer of such letters of credit is an Issuing Bank and has agreed to such letters of credit becoming Existing Letters of Credit, (iii) as of the date such letters of credit are to become Existing Letters of Credit, the conditions to the issuance of a Letter of Credit are satisfied and (iv) the Administrative Agent has been provided notice of such letters of credit (including all relevant identifying information) at least five (5) Business Days prior to the date they are to become Existing Letters of Credit under this Agreement (including the applicable date such letters of credit are to become Existing Letters of Credit).

“Extended Maturity Date” has the meaning assigned to such term in Section 2.6(a).

“Extension Acceptance Notice” has the meaning assigned to such term in Section 2.6(a).

“Extension Date” has the meaning assigned to such term in Section 2.6(a).

“Extension Notice” has the meaning assigned to such term in Section 2.6(a).

“Facility” means any of (a) the credit facility constituted by the Dollar Commitments and the extensions of credit thereunder (the “Dollar Facility”), (b) the credit facility constituted by the Euro Commitments and the extensions of credit thereunder (the “Euro Facility”), (c) the credit facility constituted by the Sterling Commitments and the extensions of credit thereunder (the “Sterling Facility”), (d) the credit facility constituted by the Yen Commitments and the extensions of credit thereunder (the “Yen Facility”), and (e) each Other Alternative Currency Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means (a) the fee letter dated as February 20, 2020 among the Borrower, Bank of America, BofA Securities, Citi, Deutsche Bank, Deutsche Bank Securities Inc., PNC Bank, PNC Capital Markets LLC, Wells Fargo and Wells Fargo Securities, LLC, (b) the fee letter dated as of February 20, 2020 among the Borrower, Bank of America and BofA Securities and (c) any other fee letter entered into between the Borrower and any Joint Lead Arranger in connection with the transactions contemplated by this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or assistant treasurer of the Borrower. Any document delivered hereunder that is signed by a Financial Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Financial Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Fitch” means Fitch, Inc.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Banks, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposures other than LC Exposures as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States from time to time, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any government or nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided, if any Guarantee is limited to recourse against a particular asset or assets, the amount of the Guarantee shall be equal to the lesser of the amount of such Guarantee and the fair market value of such asset or assets at the date of determination of the amount of such Guarantee. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or a pollutant or contaminant, pursuant to any Environmental Law.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable and accrued expenses incurred in the ordinary course of business, (ii) deferred compensation arrangements and other employee benefit obligations and (iii) any purchase price, earnout or working capital adjustments or deferred payments of a similar nature incurred in connection with any acquisition or similar investment unless such earnout, adjustment or deferred payment is not paid when due), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, that the term “Indebtedness” shall not include (i) any indebtedness that has been discharged, redeemed and/or defeased in accordance with its terms, provided that funds in an amount equal to all such indebtedness have been irrevocably paid to, or deposited for the benefit of, the relevant holders of such indebtedness, or (ii) interest, fees, make-whole amounts, premiums, charges or expenses, if any, relating to the principal amount of Indebtedness. For all purposes of this Agreement, (x) the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (y) the amount of Indebtedness of the Borrower and its Subsidiaries hereunder shall be calculated without duplication of Guarantee obligations of the Borrower and/or any of its Subsidiaries in respect thereof.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means (i) senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement or (ii) if no indebtedness of the type described in clause (i) is outstanding, all senior, unsecured, long-term indebtedness of the Borrower (that is not guaranteed by any other Person or subject to any other credit enhancement) registered under an effective shelf registration under Rule 415 of the Securities Act of 1933, as amended.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.8.

“Interest Payment Date” means (a) with respect to any ABR Loan or any Swingline Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means as to each Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Borrowing Request, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“IP Rights” has the meaning specified in Section 3.5(b).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuer Maximum LC Exposure” means, with respect to each Issuing Bank, the maximum commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Maximum LC Exposure is set forth on Schedule 2.5. The Issuer Maximum LC Exposure with respect to any other Issuing Bank referred to in the definition of “Issuing Bank” will be in an amount to be agreed to by the Borrower and such Issuing Bank and confirmed in writing to the Administrative Agent. The Issuer Maximum LC Exposure of any Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and confirmed in writing to the Administrative Agent.

“Issuing Bank” means each of Bank of America, Citi, Deutsche Bank, PNC Bank, and Wells Fargo, or any of their respective Affiliates, and any other Lender agreeing to serve in such capacity and appointed by the Borrower to act as an Issuing Bank and consented to by the Administrative Agent, in each case in its respective capacity as the issuer of Letters of Credit hereunder (and so long as such Issuing Bank continues to act in such capacity), and its successors in such capacity as provided herein, including any Lender appointed by the Borrower, with the consent of the Administrative Agent and such Lender, by notice to the Lenders as a replacement for any Issuing Bank that at such time is a Defaulting Lender; provided that (a) in no event shall there be more than six Issuing Banks at any one time and (b) no Letter of Credit shall be issued in an Alternative Currency by any Issuing Bank other than Bank of America (or any successor thereto upon resignation of Bank of America, as agreed by such Issuing Bank and the Administrative Agent at such time). References to the Issuing Bank herein shall, as the context may indicate (including with respect to any particular Letter of Credit, LC Credit Extension or LC Disbursement), may mean the Issuing Bank, each Issuing Bank, any Issuing Bank, or all Issuing Banks, as applicable.

“Joint Lead Arrangers” means BofA Securities, Citi, Deutsche Bank Securities Inc., PNC Capital Markets LLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners for this Agreement.

“Law” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Advance” means, with respect to each Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Applicable Percentage. All LC Advances shall be denominated in Dollars.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All LC Borrowings shall be denominated in Dollars.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Exposure of any Lender at any time shall be its Applicable Percentage of the total L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Banks and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, each Lender (other than the Swingline Lender) shall be a Dollar Lender, Euro Lender, Sterling Lender, Yen Lender and Other Alternative Currency Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement, and shall include the Existing Letters of Credit. Letters of Credit shall be a subfacility of the Dollar Facility.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“LIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 2.14(a)(iii).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the good faith discretion of the Administrative Agent (in consultation with the Borrower), to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, in each case, in the nature of security and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Acquisition” means any Acquisition that (a) is not prohibited hereunder, (b) is financed in whole or in part with a substantially concurrent incurrence of Incremental Term Loans, and (c) is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan Documents” means this Agreement, each Issuer Document, each Fee Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.21 of this Agreement, each promissory note executed and delivered pursuant to Section 2.10(e), and, to the extent expressly designated as a “Loan Document” by the Borrower and the Administrative Agent, all other instruments and documents heretofore or hereafter executed or delivered to or in favor of the Administrative Agent, any Lender or any Issuing Bank in connection with or pursuant to any of the foregoing.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including Revolving Loans and Swingline Loans.

“Loans to be Converted” shall have the meaning set forth in Section 9.14(a).

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its payment obligations under the Loan Documents, taken as a whole or (c) the rights or remedies available to the Administrative Agent or the Lenders against the Borrower under the Loan Documents, taken as a whole; provided, that, events, circumstances, changes, effects or conditions with respect to the Borrower and its Subsidiaries disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Borrower with the Securities and Exchange Commission prior to the Effective Date shall not constitute a “Material Adverse Effect” to the extent so disclosed.

“Material Indebtedness” means any single Indebtedness (other than the Loans and Letters of Credit and excluding intercompany Indebtedness owing by and among the Borrower and its Subsidiaries (and not any third party)), or obligation in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $150,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means, as of any date of measurement, (a) each Subsidiary of the Borrower that has revenues (on a standalone basis, without consolidation with its subsidiaries or its parent) for the most recently ended fiscal year greater than 10% of total revenues for the Borrower and its Subsidiaries for such period, and (b) each other Subsidiary of the Borrower identified by the Borrower so that, after all such identifications, the combined assets and revenues of the Borrower and the Material Subsidiaries (each measured on a standalone basis, without consolidation with its subsidiaries or parent) constitute at least 80% of the assets and revenues of the Borrower and its Subsidiaries as of the end of, and for, the most recently ended fiscal year; provided that (i) BorgWarner Foundation shall not be a Material Subsidiary for so long as it is a non-profit foundation under Section 501(c)(3) of the Code, (ii) no Receivables Corporation shall constitute a Material Subsidiary at any time and (iii) all calculations in (a) and (b) above shall exclude entirely the assets and revenues of any Receivables Corporation and of BorgWarner Foundation (but only for so long as it is a non-profit foundation under Section 501(c)(3) of the Code).

“Maturity Date” means March 13, 2025, as such date may be extended with respect to any particular Lender pursuant to Section 2.6.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Extending Lenders” has the meaning assigned to such term in Section 2.6(a).

“Notice Date” has the meaning assigned to such term in Section 2.6(a).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Material Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Alternative Currency Commitment” means, with respect to each Lender, each commitment of such Lender to make Loans in any Alternative Currency other than Sterling, Yen and Euros, as such commitment may be (a) reduced from time to time pursuant to Section 2.9 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. Each Other Alternative Currency Commitment is a part of, but not in addition to, each Lender’s Dollar Commitment.

“Other Alternative Currency Facility” shall mean a credit facility constituted by an Other Alternative Currency Commitment and the extensions of credit thereunder. Each Other Alternative Currency Facility shall be a subfacility of the Dollar Facility.

“Other Alternative Currency Lender” means each Lender holding an Other Alternative Currency Commitment.

“Other Alternative Currency Revolving Loan” means a Revolving Loan made pursuant to Section 2.1(e).

“Other Loan Documents” has the meaning specified in Section 9.17.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable Issuing Bank, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 9.4(d).

“Participant Register” has the meaning set forth in Section 9.4(d).

“Participating Member State” means any member state of the EMU which has the Euro as its lawful currency.

“Patriot Act” has the meaning set forth in Section 9.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens for taxes that are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate action, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens, or are being contested in compliance with Section 5.4;

(c) Liens, pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including to support letters of credit or bank guaranties in respect of the foregoing) or (ii) securing a liability for premiums, reimbursement or indemnification obligations of insurance (including self-insurance) (including to support letters of credit or bank guaranties in respect of the foregoing);

(d) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments and similar encumbrances and minor title defects on real property imposed by law or arising in the ordinary course of business that, in any such case, do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(f) Liens in respect of judgments, attachments, awards or similar items that do not constitute an Event of Default under Section 7.1(k);

(g) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable Law) regarding “operating” leases (determined by giving effect to the last sentence of Section 1.4) or consignments entered into by the Borrower or any Subsidiary in the ordinary course of business;

(h) Liens representing any interest or title of a lessor, sublessor, licensor, or sublicensor, or of a lessee, sublessee, licensee or sublicensee, in each case in respect of any lease, sublease, license or sublicense permitted or not restricted by this Agreement and entered into in the ordinary course of business;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;

(j) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) that are banker’s, broker’s or similar liens, contractual rights of setoff or similar rights and remedies relating to (A) deposit accounts or other funds maintained with depositary institutions and securities accounts and other financial assets maintained with securities intermediaries, in each case in the ordinary course of business, (B) pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations, (C) netting or similar setoff arrangements entered into in the ordinary course of business in connection with banking or trading activities or (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits in the ordinary course of business, (iv) granted in the ordinary course of business by any Foreign Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions with respect to such accounts and (v) in respect of purchase orders and other similar agreements entered into with customers in the ordinary course of business to the extent limited to the property or assets relating to such purchase order or similar agreement (and products and proceeds thereof);

(k) Liens deemed to exist in connection with investments in repurchase obligations;

(l) Liens consisting of restrictions contained in agreements relating to Dispositions of assets (including the Equity Interests in any Subsidiary) not restricted under the terms of this Agreement pending the completion thereof, so long as such Liens are limited to the assets to be Disposed;

(m) any put and call arrangements, purchase options or similar rights related to Equity Interests of any Subsidiary of the Borrower set forth in the organizational documents or any related joint venture or similar agreement;

(n) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or commercial letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(o) Liens on cash, cash equivalents or other property arising in connection with any scheduled, announced or planned defeasance, discharge or redemption of Indebtedness (and securing only the obligations in respect of or relating to such Indebtedness while it is being defeased, discharged or redeemed);

(p) Liens consisting of any condemnation or eminent domain proceeding or any action in lieu thereof;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(r) Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiaries in connection with any letter of intent or purchase agreement;

(s) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(t) Liens on cash, cash equivalents or marketable securities of the Borrower or any Subsidiary securing obligations of the Borrower or any Subsidiary under Hedging Agreements not incurred for speculative purposes; and

(u) options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and the like.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” has the meaning assigned to such term in Section 9.4(h)(iii).

“Platform” has the meaning specified in Section 5.1.

“PNC Bank” means PNC Bank, National Association.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 5.1.

“Rating Agency” has the meaning specified in the definition of Applicable Rate.

“Receivables Corporation” means any special purpose vehicle the sole purpose and operations of which at such time of determination is to be the transferee of accounts receivable, assets and rights related thereto (including, without limitation, the equity interests of any Receivables Corporation) and any proceeds of the foregoing in connection with, and the borrower or seller (or, in either case, the equivalent thereof) under, a Receivables Facility described and permitted in the definition of “Receivables Facility” herein; provided, that all obligations of Receivables Corporations shall be non-recourse to the Borrower and any Subsidiary that is not a Receivables Corporation (other than representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with such Receivables Facility, which are reasonably customary in asset securitizations for the types of assets subject to the applicable Receivables Facility, and the non-recourse pledge of the equity interests of any Receivables Corporation).

“Receivables Facility” means (a) receivables financings of the Borrower and its Domestic Subsidiaries, through one or more Receivables Corporations, upon terms and subject to conditions reasonably satisfactory to the Required Lenders, in an aggregate principal amount not to exceed $300,000,000 at any time outstanding; and (b) receivables financings of Foreign Subsidiaries of the Borrower, through one or more Receivables Corporations, solely for receivables generated and held outside the U.S., upon terms and subject to conditions reasonably satisfactory to the Required Lenders, in an aggregate principal amount not to exceed $300,000,000 at any time outstanding; provided that in no event shall either (i) the aggregate principal amount at any time outstanding of all receivables facilities permitted under clauses (a) and (b) exceed $500,000,000 or (ii) the obligations with respect to any Receivables Facility, or of any Receivables Corporation with respect to any Receivables Facility, be recourse to the Borrower or any Subsidiary that is not a Receivables Corporation (other than representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with such Receivables Facility, which are reasonably customary in asset securitizations for the types of assets subject to the applicable Receivables Facility, and the non-recourse pledge of the equity interests of any Receivables Corporation).

“Refinanced Indebtedness” has the meaning set forth in Section 6.2(b).

“Refinancing Indebtedness” has the meaning set forth in Section 6.2(b).

“Register” has the meaning set forth in Section 9.4.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates. With respect to each Lender (other than the Administrative Agent) and for the purpose of Section 9.3, it is hereby understood that such Lender’s “agents” (as such term is used in the preceding sentence) shall not include the Administrative Agent or agents of the Administrative Agent.

“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Request for Credit Extension” means (a) with respect to a Borrowing of Revolving Loans, a Borrowing Request, (b) with respect to an LC Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, at any time, Lenders having Dollar Commitments representing more than 50% of the total Dollar Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Section 7.2, and for all purposes after the Loans become due and payable pursuant to Section 7.2 or the Dollar Commitments expire or terminate, “Required Lenders” shall mean Lenders having Revolving Credit Exposures representing more than 50% of the total Revolving Credit Exposures; provided that for purposes of this definition the Revolving Credit Exposure of each Lender shall be adjusted up or down so as to give effect to any participations purchased or sold pursuant to Section 9.14. In addition, the Dollar Commitments and/or Revolving Credit Exposures of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that has not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or the applicable Issuing Bank, as the case may be, in making such determination.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, or any Financial Officer of the Borrower, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.1, the secretary or any assistant secretary of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Revaluation Date” means, with respect to any Loan, each of the following: (a) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (b) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.8, and (c) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Revolving Borrowing” means a borrowing consisting of Revolving Loans of the same Type and under the same Facility, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the Dollar Amount of the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Facility” means any of the Dollar Facility, the Euro Facility, the Sterling Facility, the Yen Facility or an Other Alternative Currency Facility.

“Revolving Loan” means a Loan made pursuant to Section 2.3.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any economic or financial sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Specified Default” means a Default under any of Sections 7.1(a), (b), (h), (i) or (j).

“Statutory Reserve Rate” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Statutory Reserve Percentage.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Sterling Commitment” means, with respect to each Lender, the commitment of such Lender to make Sterling Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.9 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender’s Sterling Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Sterling Commitment, as applicable. The Sterling Commitment is a part of, but not in addition to, each Lender’s Dollar Commitment.

“Sterling Facility” shall have the meaning set forth in the definition of “Facility”. The Sterling Facility shall be a subfacility of the Dollar Facility.

“Sterling Lender” means each Lender holding a Sterling Commitment.

“Sterling Revolving Loan” mean a Revolving Loan made pursuant to Section 2.1(c).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swingline Borrowing” means a borrowing of a Swingline Loan.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder, and its successors in such capacity as provided herein.

“Swingline Loan” means a Loan made pursuant to Section 2.4. Swingline Loans shall be a subfacility of the Dollar Facility.

“Swingline Loan Notice” means a notice of Swingline Borrowing pursuant to Section 2.4, which shall be substantially in the form of Exhibit C or such other form as agreed by the Administrative Agent and the Borrower (including any form on an electronic platform or electronic transmission system as shall be agreed by the Administrative Agent and the Borrower), appropriately completed and signed by a Responsible Officer.

“Swingline Rate” means, for any day (except when the Eurocurrency Rate is unavailable pursuant to Section 2.14), a fluctuating rate per annum equal to a reference rate equal to the Eurocurrency Rate (for Swingline Loans) plus 0.50%; provided that during any period when the Eurocurrency Rate is unavailable pursuant to Section 2.14, the Swingline Rate shall equal the Alternate Base Rate (computed without reference to clause (c) of such definition). Any change in the Swingline Rate due to a change in the Eurocurrency Rate (for Swingline Loans) or the shall be effective from and including the effective date of such change in the Eurocurrency Rate (for Swingline Loans), respectively.

“Swingline Rate Loans” means Swingline Loans bearing interest at a rate determined by reference to the Swingline Rate.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Trade Date” has the meaning assigned to such term in Section 9.4(h)(i).

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unreimbursed Amount” has the meaning specified in Section 2.5(c)(i).

“Wells Fargo” means Wells Fargo Bank, National Association.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” and “¥” means the lawful currency of Japan.

“Yen Commitment” means, with respect to each Lender, the commitment of such Lender to make Yen Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.9 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender’s Yen Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Yen Commitment, as applicable. The Yen Commitment is a part of, but not in addition to, each Lender’s Dollar Commitment.

“Yen Facility” shall have the meaning set forth in the definition of “Facility”. The Yen Facility shall be a subfacility of the Dollar Facility.

“Yen Lender” means each Lender holding a Yen Commitment.

“Yen Revolving Loan” means a Revolving Loan made pursuant to Section 2.1(d).

SECTION 1.2 Classification of Loans and Borrowings. For purposes of this Agreement and each other Loan Document, Loans may be classified and referred to by Class (e.g., a “Dollar Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Dollar Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Dollar Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Dollar Eurocurrency Revolving Borrowing”).

SECTION 1.3 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(e) If any performance of any covenant, duty or other obligation hereunder by any party hereto shall be due on a day that is not a Business Day, the date for such performance shall be extended to the next succeeding Business Day.

(f) No Default or Event of Default shall arise solely as a result of any limitation or threshold set forth in Dollars in Article 3, 6 or 7 under this Agreement being exceeded solely as a result of changes in relevant Exchange Rates from the Exchange Rates applicable on the last day of the fiscal quarter of the Borrower immediately preceding the fiscal quarter of the Borrower in which such transaction or occurrence requiring a determination occurs.

SECTION 1.4 Accounting Terms; GAAP.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or in the application thereof (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP without giving effect to the change therein or in the application thereof and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made both with and without giving effect to such change in GAAP or in the application thereof.

(c) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof or of any other Loan Document to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and without giving effect to such change until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, the accounting for any lease (and whether the obligations thereunder shall constitute “Capital Lease Obligations”) shall be based on GAAP as in effect on December 14, 2018 and without giving effect to any subsequent changes in GAAP (or the required implementation of any previously promulgated changes in GAAP) relating to the treatment of a lease as an operating lease or capitalized lease.

(d) If at any time the Borrower has made an election with respect to any Incremental Term Loan in connection with a Limited Condition Acquisition to test the Leverage Ratio at the time of the execution and delivery of the purchase agreement or other agreement related to such Limited Condition Acquisition, then in connection with any subsequent calculation of the Leverage Ratio for any purpose under this Agreement (including any basket, measurement, or for purposes of Section 6.1) following the relevant date of execution of the definitive agreement with respect to such Limited Condition Acquisition and prior to the earlier of (A) the date on which such Limited Condition Acquisition is consummated or (B) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, the Leverage Ratio shall be required to be satisfied both (1) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (2) assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

SECTION 1.5 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify after consultation with (but without the consent of) the Borrower, to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.6 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or Bank of America, as an Issuing Bank, as applicable, shall determine the Exchange Rates as of each Revaluation Date to be used for calculating Dollar Amounts of Borrowings and outstanding amounts of Loans denominated in Alternative Currencies. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent or Bank of America, as an Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or Bank of America, as an Issuing Bank, as applicable.

SECTION 1.7 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.8 Loan Documents. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any other Loan Document, the terms and conditions of this Agreement shall control.

SECTION 1.9 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.10 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.11 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

SECTION 1.12 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Eurocurrency Rate Loans under the Revolving Facility be made and/or Letters of Credit be issued under the Revolving Facility in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request (i) with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders under the Revolving Facility, and (ii) with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and Bank of America (or any successor Issuing Bank that issues Letters of Credit in Alternative Currencies). Any such request shall include the Borrower’s proposed initial Alternative Currency Sublimit and initial amount of the Lenders’ aggregate Other Alternative Currency Commitments with respect to the relevant Alternative Currency.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Borrowing or LC Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender under the Revolving Facility thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant Issuing Bank thereof. Each Lender under the Revolving Facility (in the case of any such request pertaining to Eurocurrency Rate Loans) or the relevant Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender under the Revolving Facility or the relevant Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or Issuing Bank, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders under the Revolving Facility consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Borrowings of Eurocurrency Rate Loans, subject to the initial Alternative Currency Sublimit and initial aggregate Other Alternative Currency Commitments proposed by the Borrower pursuant to clause (a) above (or, if such proposal is not accepted by the Administrative Agent and the Lenders, such other amounts as are agreed by the Borrower, the Administrative Agent and the Lenders); and if the Administrative Agent and the relevant Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Bank. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.12, the Administrative Agent shall promptly so notify the Borrower. For the avoidance of doubt, nothing in this Section 1.12 shall be deemed to permit any Letter of Credit to be issued in an Alternative Currency by any Issuing Bank other than Bank of America (or any successor thereto as otherwise provided herein).

ARTICLE II

THE CREDITS

SECTION 2.1 Commitments.

(a) Subject to the terms and conditions set forth herein (including, without limitation, Section 2.1(f)(iii)), each Dollar Lender agrees to make Revolving Loans to the Borrower denominated in Dollars (each such Loan, a “Dollar Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure under the Dollar Commitments exceeding such Lender’s Dollar Commitment or (ii) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Dollar Revolving Loans.

(b) Subject to the terms and conditions set forth herein (including, without limitation, Section 2.1(f)(iii)), each Euro Lender agrees to make Revolving Loans to the Borrower denominated in Euros (each such Loan, a “Euro Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender’s Euro Revolving Loans exceeding such Lender’s Euro Commitment, (ii) the total Revolving Credit Exposures exceeding the total Dollar Commitments or (iii) the Dollar Amount of Euro Revolving Loans exceeding the applicable Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Euro Revolving Loans.

(c) Subject to the terms and conditions set forth herein (including, without limitation, Section 2.1(f)(iii)), each Sterling Lender agrees to make Revolving Loans to the Borrower denominated in Sterling (each such Loan, a “Sterling Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender’s Sterling Revolving Loans exceeding such Lender’s Sterling Commitment, (ii) the total Revolving Credit Exposures exceeding the total Dollar Commitments or (iii) the Dollar Amount of Sterling Revolving Loans exceeding the applicable Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Sterling Revolving Loans.

(d) Subject to the terms and conditions set forth herein (including, without limitation, Section 2.1(f)(iii)), each Yen Lender agrees to make Revolving Loans to the Borrower denominated in Yen (each such loan, a “Yen Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender’s Yen Revolving Loans exceeding such Lender’s Yen Commitment, (ii) the total Revolving Credit Exposures exceeding the total Dollar Commitments or (iii) the Dollar Amount of Yen Revolving Loans exceeding the applicable Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Yen Revolving Loans.

(e) Subject to the terms and conditions set forth herein (including, without limitation, Section 2.1(f)(iii)), each Other Alternative Currency Lender agrees to make Revolving Loans to the Borrower denominated in the applicable Alternative Currency (each such Loan, an “Other Alternative Currency Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender’s Other Alternative Currency Revolving Loans in any Alternative Currency exceeding such Lender’s Other Alternative Currency Commitment with respect to such Alternative Currency, (ii) the total Revolving Credit Exposures exceeding the total Dollar Commitments or (iii) the Dollar Amount of Other Alternative Currency Revolving Loans in any Alternative Currency exceeding the applicable Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Other Alternative Currency Revolving Loans.

(f) Notwithstanding any other provision of this Agreement to the contrary:

(i) The Lenders shall not be required to make any Revolving Loans or Swingline Loans hereunder or issue any Letter of Credit if, after giving effect thereto, the Revolving Credit Exposure of any Dollar Lender would exceed such Dollar Lender’s Dollar Commitment (unless such Dollar Lender consents thereto);

(ii) At the election of the Borrower and the Administrative Agent, Dollar Revolving Loans shall be made on the ratable basis of Available Dollar Commitments (rather than on the basis of Dollar Commitments) of the Dollar Lenders in the event that the Dollar Lenders have disproportionate commitments to the Euro Facility, the Sterling Facility, the Yen Facility or an Other Alternative Currency Facility. In such event the Administrative Agent may also advise the Lenders of changes as it may determine in the borrowing and payment provisions herein in order to provide maximum availability of the Dollar Commitments to the Borrower and generally ratable treatment of the Lenders; and

(iii) At any time prior to the Acquisition Consummation Date, (x) the Commitments and the Dollar Commitments available to be drawn or utilized (whether as Revolving Loans, Swingline Loans, Letters of Credit or otherwise) shall not exceed the lesser of (A) $1,500,000,000 and (B) the total Commitments and the total Dollar Commitments then in effect and (y) any optional or mandatory reduction of the Dollar Commitments or Commitments shall apply first to that portion of the total Commitments and total Dollar Commitments not then available to be drawn, and thereafter to reduce the amount set forth in clause (iii)(x)(A) above; provided that for other purposes hereunder (including, without limitation, the determination of Required Lenders and the calculation of fees), the aggregate amount of the Commitments and Dollar Commitments shall be utilized without such reduction.

SECTION 2.2 Loans and Borrowings.

(a) Each Revolving Loan under a Facility shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments under such Facility, subject to Section 2.1(f)(iii). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Revolving Borrowing of Dollar Revolving Loans shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith, (ii) each Revolving Borrowing of Euro Revolving Loans, Sterling Revolving Loans or Yen Revolving Loans shall comprised entirely of Eurocurrency Loans and (iii) each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Dollar Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Dollar Commitments (subject to Section 2.1(f)(iii)) or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(c). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Notwithstanding anything herein to the contrary, any borrowing of Revolving Loans to be used solely to pay the aggregate amount of Swingline Loans then outstanding may be in the aggregate principal amount of such Swingline Loans. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.3 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request (a) by telephone or (b) by a Borrowing Request; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Borrowing Request. Each request for a Revolving Borrowing, whether by Borrowing Request or by telephone, must be received by the Administrate Agent: (x) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (y) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., New York City time, four (4) Business Days before the date of the proposed Borrowing and (z) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(c) may be given not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing; provided, however, that if the Borrower wishes to request Eurocurrency Borrowings having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or transmitted by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit B. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) the currency in which such Borrowing is to be denominated and the Facility under which such Borrowing is to be made;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.7.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing, unless such Revolving Borrowing is in an Alternative Currency, in which case it shall be deemed to be a request for a Eurocurrency Revolving Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency or Facility is specified, the requested Borrowing shall be in Dollars under the Dollar Facility. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. In making any determination of the Dollar Amount for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date, the Administrative Agent shall act in accordance with Section 1.6.

SECTION 2.4 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.4, shall make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $75,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Dollar Commitments (subject to Section 2.1(f)(iii)). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) All Swingline Loans shall be made and maintained as Swingline Rate Loans and shall not be entitled to be converted into Eurocurrency Loans. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by (i) telephone or (ii) a Swingline Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice, in each case, not later than 12:00 noon, New York, New York time, on the day of a proposed Swingline Loan. Each Swingline Loan Notice shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan, which shall be in a minimum amount of $100,000. The Administrative Agent will promptly advise the Swingline Lender of any such Swingline Loan Notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower designated by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement, by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may, in its sole discretion by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require the Lenders to acquire irrevocable and unconditional pro rata participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. In addition, upon the occurrence of any of the events described in paragraph (h), (i) or (j) of Section 7.1, each Lender shall automatically acquire a participation in all of the Swingline Loans then outstanding. Promptly upon receipt of such notice or the occurrence of any event described in paragraph (h), (i) or (j) of Section 7.1, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 2.5 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.5, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or, solely with respect to Bank of America (or its permitted successor), in one or more Alternative Currencies for the account of the Borrower or any Subsidiary of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Subsidiary of the Borrower and any drawings thereunder; provided that after giving effect to any LC Credit Extension with respect to any Letter of Credit, (x) the total Revolving Credit Exposures shall not exceed the total Dollar Commitments (subject to Section 2.1(f)(iii)), (y) the LC Exposure of the Issuing Bank of all Letters of Credit shall not exceed its Issuer Maximum LC Exposure; provided that any Issuing Bank may, in its sole discretion and without the consent of any other Person, but with notice from the Borrower and the Issuing Bank to the Administrative Agent, waive its Issuer Maximum LC Exposure with respect to itself and issue one or more Letters of Credit up to an aggregate amount of $150,000,000 subject to the condition of clause (z) of this sentence, and (z) the LC Exposure shall not exceed $150,000,000. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the LC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the date hereof and the effectiveness of this Agreement (or, in the case of Existing Letters of Credit pursuant to clause (b) of such definition, the date such letters of credit become Existing Letters of Credit) shall be subject to and governed by the terms and conditions hereof.

(ii) No Issuing Bank shall issue any Letter of Credit, if:

(A) subject to Section 2.5(b)(iii) the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $500,000;

(D) except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is to be denominated in a currency other than Dollars or, if such Letter of Credit is to be issued by Bank of America (or its permitted successor), an Alternative Currency;

(E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(F) any Lender is at that time a Defaulting Lender, unless the applicable Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposures as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Issuing Banks with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks.

(vii) No Letter of Credit shall be issued in an Alternative Currency by any Issuing Bank other than Bank of America (or any successor thereto upon resignation of Bank of America, as agreed by such Issuing Bank and the Administrative Agent at such time).

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Financial Officer of the Borrower and, if requested by the applicable Issuing Bank, of the Subsidiary for whose account such Letter of Credit is to be issued or amended. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York City time, at least two (2) Business Days (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) the Person (whether the Borrower or a Subsidiary) for whose account such Letter of Credit is to be issued; and (I) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Bank may require. Additionally, the Borrower shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received written notice from any Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or a Subsidiary of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.4(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall, within the period stipulated by terms and conditions of Letter of Credit examine drawing documents. After such examination, Issuing Bank shall promptly notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable Issuing Bank in such Alternative Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m., New York City time, on the date of any payment by the applicable Issuing Bank under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by such Issuing Bank under a Letter of Credit to be reimbursed in an Alternative Currency (each such date of payment by an Issuing Bank, an “Honor Date”), the Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.5(c)(i) and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify such Issuing Bank for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Borrower fails or elects not to reimburse the applicable Issuing Bank on such applicable payment date and at the applicable time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the total Dollar Commitments (subject to Section 2.1(f)(iii)) and the conditions set forth in Section 4.2 (other than the delivery of a Borrowing Request). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.5(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.5(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the Issuing Bank at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m., New York City time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.5(c)(iii), each Lender that so makes funds available shall be deemed to have made a ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of ABR Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.5(c)(ii) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.5.

(iv) Until each Lender funds its Loan or LC Advance pursuant to this Section 2.5(c) to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the Issuing Bank.

(v) Each Lender’s obligation to make Loans or LC Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.5(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.5(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Borrowing Request). No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.5(c) by the time specified in Section 2.5(c)(ii), then, without limiting the other provisions of this Agreement, the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or LC Advance in respect of the relevant LC Borrowing, as the case may be. A certificate of the Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.5(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.5(c), if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.5(c)(i) is required to be returned under any of the circumstances described in Section 9.16 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by any Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrower or any waiver by any Issuing Bank which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the applicable Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.5(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication ("SWIFT") message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower or any applicable Subsidiary for, and no Issuing Bank’s rights and remedies against the Borrower or any applicable Subsidiary shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i) Reporting of Letter of Credit Information. At any time that there is more than one Issuing Bank, then on (i) the last Business Day of each calendar month, and (ii) each date that an LC Credit Extension occurs with respect to any Letter of Credit, each Issuing Bank (or, in the case of part (ii), the applicable Issuing Bank) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information with respect to each Letter of Credit issued by such Issuing Bank that is outstanding hereunder.

(j) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, is for the account of, or the applicant therefor is, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of, or upon the application, of Subsidiaries of the Borrower inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(k) Additional Issuing Banks. The Borrower may from time to time, with notice to the Lenders and the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Lender being so appointed, appoint additional Lenders to be Issuing Banks, provided that in no event shall there be more than eight Issuing Banks at any time. Upon the appointment of a Lender as an Issuing Bank hereunder, such Person shall become vested with all of the rights, powers, privileges and duties of an Issuing Bank hereunder.

(l) Removal of Issuing Banks. The Borrower may at any time remove any Lender from its role as an Issuing Bank hereunder upon not less than thirty (30) days prior notice to such Issuing Bank (or such shorter period of time as may be acceptable to such Issuing Bank), with a copy of such notice to the Administrative Agent; provided that such removed Issuing Bank shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its removal as an Issuing Bank and all LC Exposures with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.5(c)). Without limiting the foregoing, upon the removal of a Lender as an Issuing Bank hereunder, the Borrower may, or at the request of such removed Issuing Bank the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Banks to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such removed Issuing Bank and outstanding at the time of such removal, or make other arrangements reasonably satisfactory to the removed Issuing Bank to effectively cause another Issuing Bank to assume the obligations of the removed Issuing Bank with respect to any such Letters of Credit.

SECTION 2.6 Extension of Maturity Date.

(a) The Borrower may, by written notice to the Administrative Agent (such notice being an “Extension Notice”) given at any time, from time to time but in any event, no later than forty-five (45) days prior to the Maturity Date then in effect (the date of such notice, the “Notice Date”), request the Lenders to extend the then applicable Maturity Date to a date specified in the Extension Notice (the “Extended Maturity Date”). The Administrative Agent shall promptly transmit any Extension Notice to each Lender. Each Lender shall notify the Administrative Agent whether it wishes to extend the then applicable Maturity Date no later than twenty (20) days after the Notice Date, and any such notice given by a Lender to the Administrative Agent, once given, shall be irrevocable as to such Lender. The Administrative Agent shall promptly notify the Borrower of each Lender’s notice that it wishes to extend (each, an “Extension Acceptance Notice”). Any Lender which does not expressly notify the Administrative Agent during such twenty day period that it wishes to so extend the then applicable Maturity Date shall be deemed to have rejected the Borrower’s request for extension of such Maturity Date. Lenders consenting to extend the then applicable Maturity Date are hereinafter referred to as “Continuing Lenders”, and Lenders declining to consent to extend such Maturity Date (or Lenders deemed to have so declined) are hereinafter referred to as “Non-Extending Lenders”. If the Required Lenders have elected (in their sole and absolute discretion) to so extend the Maturity Date, the Administrative Agent shall notify the Borrower of such election by such Required Lenders no later than five (5) days after the date when Extension Acceptance Notices are due, and effective on the date of such notice by the Administrative Agent to the Borrower (the “Extension Date”), the Maturity Date shall be automatically and immediately so extended to the Extended Maturity Date. No extension will be permitted hereunder without the consent of the Required Lenders and in no event shall the period from the Extension Date to the Extended Maturity Date exceed five (5) years. Upon the delivery of an Extension Notice and upon the extension of the Maturity Date pursuant to this Section 2.6, the Borrower shall be deemed to have represented and warranted on and as of the Notice Date and the Extension Date, as the case may be, that no Default or Event of Default has occurred and is continuing. Notwithstanding anything contained in this Agreement to the contrary, no Lender shall have any obligation to extend the Maturity Date, and each Lender may at its option, unconditionally and without cause, decline to extend the Maturity Date.

(b) If the Maturity Date shall have been extended in accordance with Section 2.6(a), all references herein to the “Maturity Date” shall refer to the Extended Maturity Date.

(c) If any Lender shall determine not to extend the Maturity Date as requested by any Extension Notice given by the Borrower pursuant to Section 2.6(a), the Commitments of such Lender and its participation obligations under Sections 2.4(c) (except in respect of then outstanding Swingline Loans) and 2.5(c) (except in respect of unreimbursed drawings under Letters of Credit existing on the Maturity Date) shall terminate on the Maturity Date without giving any effect to such proposed extension, and the Borrower shall on such date pay to the Administrative Agent, for the account of such Lender, the principal amount of, and accrued interest on, such Lender’s Loans, together with any fees or other amounts owing to such Lender under this Agreement; provided that if the Borrower has replaced such Non-Extending Lender pursuant to Section 2.6(d) below, then the provisions of Section 2.6(d) shall apply. The total Commitments under each Revolving Facility shall be reduced by the amount of the Commitment of such Non-Extending Lender under such Revolving Facility to the extent the Commitment of such Non-Extending Lender under such Revolving Facility has not been transferred to one or more Continuing Lenders pursuant to Section 2.6(d) below.

(d) A Non-Extending Lender shall be obligated, at the request of the Borrower and subject to payment by the Borrower to the Administrative Agent for the account of such Non-Extending Lender of the principal amount of, and accrued interest on, such Lender’s Loans, together with any fees or other amounts owing to such Lender under this Agreement, to transfer without recourse, representation or warranty (other than good title to its Loans), Extending Lender, at any time prior to the Maturity Date applicable to such Non-Extending Lender, all of its rights and obligations hereunder to another financial institution or group of financial institutions nominated by the Borrower and willing to participate in the Commitments in the place of such Non-Extending Lender; provided that, if such transferee is not a Lender, such transferee(s) satisfies all the requirements of this Agreement and the Administrative Agent shall have consented to such transfer, which consent shall not be unreasonably withheld. Each such transferee shall become a Continuing Lender hereunder in replacement of the Non-Extending Lender, with the Maturity Date applicable to such Continuing Lender’s Commitments being the Extended Maturity Date, and shall enjoy all rights and assume all obligations on the part of the Lenders set forth in this Agreement. Simultaneously with such transfer, each such transferee shall execute and deliver to the Administrative Agent a written agreement assuming all obligations of the Lenders set forth in this Agreement, which agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.

(e) If the Maturity Date shall have been extended in respect of the Continuing Lenders in accordance with Section 2.6(a) any notice of borrowing pursuant to Section 2.3 or 2.4 specifying a borrowing date occurring after the Maturity Date applicable to a Non-Extending Lender or requesting an Interest Period extending beyond such date (a) shall have no effect in respect of such Non-Extending Lender and (b) shall not specify a requested aggregate principal amount exceeding the total applicable Commitments (subject to Section 2.1(f)(iii)).

SECTION 2.7 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 2:00 p.m., New York City time, in the case of any Loan denominated in Dollars, and by the Applicable Time specified by the Administrative Agent, in the case of any Loan denominated in an Alternative Currency, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(c) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent in Same Day Funds, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, in Same Day Funds at (i) in the case of such Lender, the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of the Borrower, the interest rate on the applicable Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.8 Interest Elections.

(a) Each Revolving Borrowing denominated in Dollars initially shall be of the Type and under the Facility specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Each Revolving Borrowing denominated in an Alternative Currency shall have an initial Interest Period as specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to continue such Borrowing and may elect Interest Periods thereafter, all as provided in this Section. The Borrower may elect different Interest Periods with respect to different portions of the affected Borrowing, in which case such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(c) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or by electronic communication (if arrangements for doing so have been approved by the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or by electronic communication (if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(d) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) in the case of Borrowings denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(e) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(f) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as such for an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Eurocurrency Revolving Borrowing denominated in an Alternative Currency may be continued as such for an Interest Period of one month.

SECTION 2.9 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Dollar Commitments; provided that (i) each reduction of the Dollar Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 (ii) the Borrower shall not terminate or reduce the Dollar Commitments if, (A) after giving effect to any concurrent prepayment of the Loans, the Revolving Credit Exposures would exceed the total Commitments or (B) the Dollar Commitments as so reduced would be less than the aggregate Euro Commitments, Sterling Commitments, Yen Commitments or Other Alternative Currency Commitments and (iii) any reduction of Dollar Commitments prior to the Acquisition Consummation Date shall be applied to the unavailable amount of Dollar Commitments (if any) at such time, as provided in Section 2.1(f)(iii).

(c) The Borrower may at any time terminate, or from time to time reduce, the Euro Commitments; provided that (i) each reduction of the Euro Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Euro Commitments if, after giving effect to any concurrent prepayment of the Loans, the Dollar Amount of the aggregate principal amount of outstanding Euro Revolving Loans would exceed the total Euro Commitments.

(d) The Borrower may at any time terminate, or from time to time reduce, the Sterling Commitments; provided that (i) each reduction of the Sterling Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Sterling Commitments if, after giving effect to any concurrent prepayment of the Loans, the Dollar Amount of the aggregate principal amount of outstanding Sterling Revolving Loans would exceed the total Sterling Commitments.

(e) The Borrower may at any time terminate, or from time to time reduce, the Yen Commitments; provided that (i) each reduction of the Yen Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Yen Commitments if, after giving effect to any concurrent prepayment of the Loans, the Dollar Amount of the aggregate principal amount of outstanding Yen Revolving Loans would exceed the total Yen Commitments.

(f) The Borrower may at any time terminate, or from time to time reduce, the Other Alternative Currency Commitments with respect to any Alternative Currency; provided that (i) each reduction of the Other Alternative Currency Commitments with respect to any Alternative Currency shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Other Alternative Currency Commitments with respect to any Alternative Currency if, after giving effect to any concurrent prepayment of the Loans, the Dollar Amount of the aggregate principal amount of outstanding Other Alternative Currency Revolving Loans in such Alternative Currency would exceed the total Other Alternative Currency Commitments with respect to such Alternative Currency.

(g) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b), (c), (d), (e) or (f) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of any Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other events or transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of any Commitments shall be made ratably among the applicable Lenders in accordance with their respective applicable Commitments.

(h) In the event the definitive agreement with respect to the Delphi Acquisition is terminated without the consummation of the Delphi Acquisition, the Borrower shall provide notice of such termination to the Administrative Agent within three Business Days thereof, and upon such notice the portion of the Commitments and Dollar Commitments not available to be drawn or utilized at such time (if any) pursuant to Section 2.1(f)(iii) shall be automatically and permanently terminated.

SECTION 2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier to occur of (x) the date ten (10) Business Days after such Swingline Loan is made and (y) the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and Facility thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and other Obligations in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) In connection with any prepayment, the Borrower shall deliver to the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) a Notice of Loan Prepayment (i) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in Alternative Currency, not later than 11:00 a.m., New York City time, four (4) Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a Notice of Loan Prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or other events or transactions, in which case such Notice of Loan Prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (with payment of any additional amounts required pursuant to Section 2.16 resulting from such revocation). Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, together with any additional amounts required pursuant to Section 2.16. Subject to Section 2.22, each such prepayment shall be applied to the applicable Loans of the applicable Lenders in accordance with their respective Applicable Percentages.

(c) If on the last day of any fiscal quarter of the Borrower,

(i) solely as a result of currency fluctuation, the total Revolving Credit Exposures exceeds the total Dollar Commitments then in effect (or, prior to the Acquisition Consummation Date, available to be utilized, giving effect to the availability limitations in Section 2.1(f)(iii)) by more than 5%, or

(ii) for any reason other than currency fluctuation, the total Revolving Credit Exposures exceeds the total Dollar Commitments then in effect (or, prior to the Acquisition Consummation Date, available to be utilized, giving effect to the availability limitations in Section 2.1(f)(iii)), then the Borrower shall upon learning thereof, or upon the request of the Administrative Agent, immediately prepay Revolving Loans and LC Borrowings, cancel or reduce Letters of Credit and/or Cash Collateralize the LC Exposures (other than the LC Borrowings), in an aggregate principal amount at least equal to the amount of such excess.

(d) If on the last day of any fiscal quarter of the Borrower for any reason the Dollar Amount of the aggregate principal amount of outstanding Euro Revolving Loans exceeds the total Euro Commitments then in effect by more than 5%, the Borrower shall upon learning thereof, or upon request of the Administrative Agent, immediately prepay Euro Revolving Loans in an aggregate principal amount at least equal to the amount of such excess.

(e) If on the last day of any fiscal quarter of the Borrower for any reason the Dollar Amount of the aggregate principal amount of outstanding Sterling Revolving Loans exceeds the total Sterling Commitments then in effect by more than 5%, the Borrower shall upon learning thereof, or upon request of the Administrative Agent, immediately prepay Sterling Revolving Loans in an aggregate principal amount at least equal to the amount of such excess.

(f) If on the last day of any fiscal quarter of the Borrower for any reason the Dollar Amount of the aggregate principal amount of outstanding Yen Revolving Loans exceeds the total Yen Commitments then in effect by more than 5%, the Borrower shall upon learning thereof, or upon request of the Administrative Agent, immediately prepay Yen Revolving Loans in an aggregate principal amount at least equal to the amount of such excess.

(g) If on the last day of any fiscal quarter of the Borrower for any reason the Dollar Amount of the aggregate principal amount of outstanding Other Alternative Currency Revolving Loans with respect to any Alternative Currency exceeds the total Other Alternative Currency Commitments then in effect with respect to such Alternative Currency by more than 5%, the Borrower shall upon learning thereof, or upon request of the Administrative Agent, immediately prepay Other Alternative Currency Revolving Loans in such Alternative Currency in an aggregate principal amount at least equal to the amount of such excess.

(h) The Borrower will implement and maintain internal controls to monitor the Borrowings and repayments, with the object of preventing any request for a Borrowing that would cause conditions specified in the first sentences of Sections 2.1(a), (b), (c), (d) and (e) and 2.4(a) and the proviso to the first sentence of Section 2.5(a) not to be satisfied.

(i) The Administrative Agent shall not be obligated to calculate the Dollar Amount of any Alternative Currency more frequently than monthly but may do so from time to time in its sole discretion.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender, subject to adjustment as provided in Section 2.22, a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Dollar Commitment (without giving effect to the availability limitations in Section 2.1(f)(iii)) of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Dollar Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Dollar Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Dollar Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Dollar Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Dollar Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Eurocurrency Rate Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, provided that any such participation fee otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to Section 2.5 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.22(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate agreed upon in the applicable Fee Letter between the Issuing Bank and the Borrower on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit participation fees shall accrue at the Default Rate.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, including those fees set forth in the Fee Letters.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) Swingline Loans shall bear interest at a rate per annum equal to the Swingline Rate plus the Applicable Rate for Eurocurrency Rate Loans (or, if the Eurocurrency Rate is unavailable and the Swingline Rate is being determined by reference to the Alternate Base Rate, the Applicable Rate for ABR Loans).

(c) The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) in the event of any repayment or prepayment of any Loan (other than a repayment or prepayment of an ABR Loan or a Swingline Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (ii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iii) all accrued interest shall be payable upon termination of the Commitments. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(f) Unless customary market practice with respect to any Alternative Currency dictates otherwise, all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate (including when the ABR Loans is determined by reference to the Eurocurrency Rate) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Eurocurrency Rate, Eurocurrency Rate and Overnight Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest; Illegality.

(a) Alternate Rate of Interest.

(i) If in connection with any request for a Eurocurrency Loan or a conversion to or continuation thereof, (A) the Administrative Agent determines that (x) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the London interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Loan, or (y) (1) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan or in connection with an existing or proposed ABR Loan or Swingline Loan (whether denominated in Dollars or an Alternative Currency) and (2) the circumstances described in Section 2.14(a)(iii)(A) do not apply (in each case with respect to this clause (A), “Impacted Loans”), or (B) the Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Alternate Base Rate or the Swingline Rate, the utilization of the Eurocurrency Rate component in determining the Alternate Base Rate or the Swingline Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (B) of Section 2.14(a)(i), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice (in each case such notice of revocation shall be given reasonably promptly after the circumstances giving rise to the suspension cease to exist). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in Dollars in the amount specified therein.

(ii) Notwithstanding the foregoing Section 2.14(a)(i), if the Administrative Agent has made the determination described in Section 2.14(a)(i)(A), the Administrative Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under Section 2.14(a)(i)(A), (2) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(iii) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent demonstrable error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined that:

(A) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(B) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(C) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 2.14(a) with (x) for Loans denominated in Dollars, one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar syndicated credit facilities (whether in Dollars or an Alternative Currency) for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar syndicated credit facilities (whether in Dollars or an Alternative Currency) for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (iii)(A) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended (to the extent of the affected Eurocurrency Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate or the Swingline Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in Dollars (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

(b) Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert ABR Loans to Eurocurrency Rate Loans shall be suspended, (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans or Swingline Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Alternate Base Rate or the Swingline Rate, the interest rate on which ABR Loans or Swingline Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate or the Swingline Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all Eurocurrency Rate Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate) in the case of such Eurocurrency Rate Loans denominated in Dollars or to Loans bearing interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Borrower and the applicable Lenders, to compensate the applicable Lenders for such Borrowing in such currency for the applicable period in the case of such Eurocurrency Rate Loans denominated in an Alternative Currency, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate or the Swingline Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate, other than as set forth below) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided that Borrower shall not be required to pay any such amounts to any Lender or Issuing Bank under and pursuant to this Section 2.15(a) which are owing as a result of any Change in Law if and to the extent such Lender or Issuing Bank is not at such time generally assessing such costs in a similar manner to other similarly situated borrowers with similar credit facilities.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered; provided that Borrower shall not be required to pay any such amounts to any Lender or Issuing Bank under and pursuant to this Section 2.15(b) which are owing as a result of any Change in Law if and to the extent such Lender or Issuing Bank is not at such time generally assessing such costs in a similar manner to other similarly situated borrowers with similar credit facilities.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent demonstrable error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s providing notice of a claim for compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(b) and is revoked in accordance herewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurocurrency Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the Eurocurrency market at the commencement of such period. A certificate of any Lender setting forth (i) any amount or amounts that such Lender is entitled to receive pursuant to this Section and (ii) the calculations used to arrive at such amount shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law. For the avoidance of doubt, and without limitation of the foregoing, if the Borrower is required to withhold from any payment any Taxes not constituting Indemnified Taxes or Other Taxes, the Borrower shall pay the full amount of such withholding to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) Business Days after written demand therefor (in the form of a certificate described in the next succeeding sentence), for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank, as the case may be, as specified in this paragraph (c) shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate.

(f) Without limiting the provisions of subsection (a) or (b) above, each Lender and the Issuing Bank shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, against (i) any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Issuing Bank, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e) and (ii) any Taxes attributable to such Lender’s or the Issuing Bank’s failure to comply with the provisions of Section 9.4(d) relating to the maintenance of a Participant Register. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subsection (f).

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Each Lender agrees that if any form or certification it previously delivered pursuant to Section 2.17(e) or 2.17(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each party’s obligations under this Section 2.17 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York, New York time (or as specified in the next sentence in the case of Loans denominated in an Alternative Currency), on the date when due, in Same Day Funds, without set off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made on the dates specified herein for the account of the respective Lenders to which such payment is owed, in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent to the Borrower by the same time at least one (1) Business Day prior to the date when due. If, for any reason, the Borrower is prohibited by law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Amount of the Alterative Currency payment amount. All payments received by the Administrative Agent (i) after 12:00 p.m., New York City time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made by the Borrower hereunder shall be made in the applicable currency, except as otherwise provided in this paragraph.

(b) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in LC Disbursements and Swingline Loans of other Lenders, or make such other adjustments as shall be equitable, to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this subpart (b) shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.21, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in LC Disbursements or Swingline Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate from time to time in effect.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(c), 2.5(c) or (d), 2.7(b) or 2.18(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(e) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.3(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.3(c).

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation (or delivers notice of a claim therefor) under Section 2.15, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender makes a determination of illegality with respect to Eurocurrency Rate Loans pursuant to Section 2.14(b), then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would (A) eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future or (B) eliminate in full the illegality that gave rise to such determination pursuant to Section 2.14(b), and (ii) in each such case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender (or any participant of such Lender) requests compensation (or delivers notice of a claim therefor) under Section 2.15, if the Borrower is required to pay any additional amount to any Lender (or its participant) or any Governmental Authority for the account of any Lender (or its participant) pursuant to Section 2.17, or if any Lender makes a determination of illegality with respect to Eurocurrency Rate Loans pursuant to Section 2.14(b), or if any Lender is a Defaulting Lender, or if any Lender is a non-consenting Lender pursuant to which the last paragraph of Section 9.2 applies, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Dollar Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the related Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment is reasonably expected by the Borrower, acting reasonably and in good faith, to result in a reduction in such compensation or payments, (iv) in the case of any such assignment resulting from a claim of illegality under Section 2.14(b), such assignment will eliminate in full the illegality that gave rise to such determination, and (v) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.4(b). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply, and such cessation occurs within thirty (30) days after such circumstances first arise. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto; provided that, if such Lender is not a party thereto, Administrative Agent shall promptly notify such Lender of the effectiveness of any such Assignment and Assumption.

SECTION 2.20 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time after the date hereof request (x) one or more increases in the Dollar Commitments (which increase may take the form of one or more new revolving tranches) (each, a “Dollar Commitment Increase”) and/or (y) one or more term loan tranches to be made available to the Borrower (each, an “Incremental Term Loan”; each Incremental Term Loan and each Dollar Commitment Increase, collectively, referred to as the “Incremental Increases”) provided that (i) the principal amount for all such Incremental Increases in the aggregate since the Effective Date (including the then requested Incremental Increase) shall not exceed $1,000,000,000; (ii) any such request for an Incremental Increase shall be in a minimum amount of $25,000,000 (or a lesser amount in the event such amount represents all remaining availability under this Section); (iii) there shall be no more than five (5) such requests during the term hereof; (iv) each Incremental Term Loan shall have an Applicable Rate or pricing grid, maturity date, mandatory prepayments and an amortization schedule as determined by the Lenders providing such Incremental Term Loans and the Borrower; (v) each Dollar Commitment Increase shall have the same terms (other than as to fees payable at the closing thereof) and be pursuant to the same documentation as the Dollar Commitments in effect on the Effective Date; (vi) except as provided in clause (iv) above, with respect to any Incremental Term Loan, this Agreement and the other Loan Documents may be amended, in form and substance reasonably satisfactory to the Administrative Agent, the Borrower and the lenders providing such Incremental Term Loan (and no other Lenders), to the extent necessary to include such terms as are customary for a term loan commitment, including assignments and voting provisions; provided that if the terms taken as a whole (excluding interest rate, interest rate margin, fees and other pricing terms) are materially more favorable to the applicable lenders providing such Incremental Term Loan than terms applicable under this Agreement and the other Loan Documents (immediately prior to such amendment), as reasonably determined by the Administrative Agent in consultation with the Borrower, then such terms shall be added for the benefit of all the Lenders hereunder (except to the extent such terms apply only after the latest Maturity Date prior to such Incremental Term Loan); (vii) each Incremental Increase shall constitute Obligations hereunder and shall be unsecured and unguaranteed (unless any security or guarantee is provided for all Obligations hereunder on a pari passu basis); and (ix) no request for a Dollar Commitment Increase may be made prior to the earlier of (A) the Acquisition Consummation Date and (B) the date on which the definitive agreement with respect to the Delphi Acquisition is terminated without the consummation of the Delphi Acquisition and notice has been provided to the Administrative Agent in accordance with Section 2.9(i). At the option of the Borrower, Incremental Increases may be (but shall not be required to be) provided by any existing Lender or by other Persons in accordance with subsection (c) below. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify whether such Incremental Increase is being offered to existing Lenders and, if so, the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. To the extent applicable, each Lender to whom a request is made shall notify the Administrative Agent within such time period whether or not it agrees to provide a portion of the requested Incremental increase and, if so, the principal amount of such Incremental Increase such Lender is willing to provide. Any Lender not responding within such time period shall be deemed to have declined to provide any portion of a requested Incremental Increase.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder (if any). If the requested Lenders do not agree to the full amount of a requested Incremental Increase, or if the Borrower elects not to offer such Incremental Increase to all or any of the existing Lenders, then subject to the approval of the Administrative Agent (and, in the case of a Dollar Commitment Increase, the Swingline Lender and each Issuing Bank) (which approvals shall not be unreasonably withheld, conditioned or delayed), the Borrower may invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of each Incremental Increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such Incremental Increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to each Incremental Increase, (x) the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such Incremental Increase (which may, if applicable, be the resolutions entered into by the Borrower in connection with the incurrence of the Obligations on the Effective Date) (and providing customary corporate documents and incumbencies, or bring-downs of the same), and (ii) certifying that, before and after giving effect to such Incremental Increase, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects (or, with respect to any representation and warranty qualified by materiality, Material Adverse Effect or similar language, in all respects (upon giving effect to any qualification therein)) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, with respect to any representation and warranty qualified by materiality, Material Adverse Effect or similar language, in all respects (upon giving effect to any qualification therein)) as of such earlier date, and except that for purposes of this Section 2.20, the representations and warranties contained in Section 3.4(a) shall be deemed to refer to the most recent annual and quarterly financial statements furnished pursuant to Sections 5.1(a) and (b), respectively (provided that if an Incremental Term Loan is being provided in connection with a Limited Condition Acquisition, then, upon the election of the Borrower and with the consent of the Lenders providing such increase and the Administrative Agent, the representations and warranties shall be required to be accurate as provided in this clause (ii)(A) on the date of entering into of the definitive agreement with respect to such Limited Condition Acquisition, and the representations and warranties required to be accurate at the time of the effectiveness of such increase as provided in this clause (ii)(A) may be limited in a customary “SunGard” manner), and (B) no Default exists (provided that if an Incremental Term Loan is being provided in connection with a Limited Condition Acquisition, then, upon the election of the Borrower and with the consent of the Lenders providing such increase and the Administrative Agent, the absence of Default condition in this clause (ii)(B) may be satisfied on the date of entering into of the definitive agreement with respect to such Limited Condition Acquisition, and the requirement at the time of the effectiveness of such increase shall be the absence of any Specified Default); (y) the Borrower shall be in pro forma compliance with the Leverage Ratio contained in Section 6.1 (provided that if an Incremental Term Loan is being provided in connection with a Limited Condition Acquisition, then, upon the election of the Borrower and with the consent of the Lenders providing such increase and the Administrative Agent, such compliance may be measured on the date of entering into of the definitive agreement with respect to such Limited Condition Acquisition); and (z) upon the reasonable request of any Person providing such Incremental Increase made at least 5 Business Days prior to the Increase Effective Date, the Borrower shall have provided to such Person, and such Person shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, in each case at least 3 Business Days prior to the Increase Effective Date, including, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, to the extent any Lender so requests, a Beneficial Ownership Certification in relation to the Borrower. In connection with any Dollar Commitment Increase, the Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Dollar Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.18 or 9.2 to the contrary.

SECTION 2.21 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or any Issuing Bank (i) if any Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a LC Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any LC Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all LC Exposures. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or any Issuing Bank, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.21(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Issuing Banks Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.21 or Sections 2.5, 2.11, 2.18, 2.22 or Section 7.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LC Exposures, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.4(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.21 may be otherwise applied in accordance with Section 2.18(b) or Section 7.3), and (y) the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.22 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.2.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b), Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Bank or Swingline Lender hereunder (pro rata among them); third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Borrowings owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposures and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding amount of the Revolving Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.5, Section 2.21, or Section 2.22(a)(ii), as applicable and (y) shall be limited in its right to receive Letter of Credit participation fees as provided in Section 2.12(b). In the event that any such Defaulting Lender’s participation obligation has not been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, the Borrower shall (A) be required to pay to the applicable Issuing Bank and the Swingline Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to be paid to that Defaulting Lender.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.4 and 2.5, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender. Subject to Section 9.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.21.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Issuing Bank. If any Lender that is an Issuing Bank becomes a Defaulting Lender, then the Borrower may, by notice to the Administrative Agent and the Lenders, replace such Issuing Bank in accordance with Section 9.4 hereof as if such Issuing Bank were resigning from such position in accordance with such Section.

(d) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.1 Organization; Powers. Each of the Borrower and its Material Subsidiaries (a) is duly organized and validly existing, (b) has all requisite power and authority to carry on its business as now conducted and (c) is in good standing under the laws of the jurisdiction of its organization and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in each case referred to in clauses (b) or (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.2 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been, and each of the other Loan Documents, when delivered, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (A) such as have been obtained or made and are in full force and effect and (B) those consents, approvals, registrations, filings, or other actions the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable Law or (ii) the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than Liens permitted by Section 6.2); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.4 Financial Condition; No Material Adverse Effect.

(a) The Borrower has heretofore furnished or made available to the Lenders its consolidated balance sheet and statements of income, stockholders equity (except with respect to clause (ii)) and cash flows (i) as of and for the year ended December 31, 2019, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of the most recent quarter ended prior to the Effective Date for which unaudited financial statements were available, certified by its principal accounting officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2019, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect except as disclosed prior to the Effective Date (i) in writing to the Lenders, or (ii) in any public filing with the Securities and Exchange Commission.

SECTION 3.5 Properties.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, service marks, trade names, copyrights, patents, patent rights, franchise, licenses and other intellectual property (collectively, “IP Rights”) material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.6 Litigation and Environmental Matters.

(a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that purport to affect the legality, validity or enforceability of this Agreement or any other Loan Document.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.7 Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.8 Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.9 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate action and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statements of Financial Accounting Standards No. 87 and No. 132, as may be updated from time to time) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, in each case, or in the aggregate, by an amount that, if required to be paid by the Borrower and its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Federal Regulations. No part of the proceeds of any Loans hereunder will be used, directly or indirectly, for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect which violates, or which would be inconsistent with, the provisions of the Regulations of such Board.

SECTION 3.12 Disclosure.

(a) None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or the other Loan Documents or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(b) As of the Effective Date, to the best knowledge of the Borrower, the beneficial ownership information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

SECTION 3.13 Affected Financial Institutions. The Borrower is not an Affected Financial Institution.

SECTION 3.14 Subsidiaries. As of the date hereof, BorgWarner Foundation is a non-profit foundation qualified under Section 501(c)(3) of the Code.

SECTION 3.15 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent or affiliate thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction, in each case in violation of Sanctions.

SECTION 3.16 Anti-Corruption and Anti-Money Laundering Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption and anti-money laundering laws in all material respects and have instituted and maintained commercially reasonable policies and procedures designed to promote and achieve compliance with such laws.

SECTION 3.17 Covered Entity. The Borrower is not a Covered Entity.

ARTICLE IV

CONDITIONS

SECTION 4.1 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto or thereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(c) [Reserved].

(d) The Administrative Agent shall have received (i) a certificate, dated the Effective Date, of the Secretary or an Assistant Secretary of the Borrower (or any other Person duly authorized to execute such a certificate on behalf of the Borrower) certifying as to (1) specimen signatures of the persons authorized to execute Loan Documents to which the Borrower is a party, (2) copies of the Borrower’s constituent organizational documents, and (3) the resolutions of the board of directors or other appropriate governing body of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (ii) a certificate of good standing from the appropriate governing agency of the Borrower’s jurisdiction of organization.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming (i) compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.2 and (ii) that since December 31, 2019 no event or condition has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(f) The Lenders, the Administrative Agent and the Joint Lead Arrangers shall have received (i) all fees and payable on or prior to the Effective Date pursuant to any Fee Letter, to the extent invoiced a reasonable time in advance of the Closing Date, and (ii) other amounts due, whether pursuant to this Agreement, any Fee Letter or otherwise, including, to the extent invoiced a reasonable time in advance of the Closing Date, reimbursement or payment of all reasonable out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g) The Borrower shall have made available to the Lenders and the Administrative Agent, including through electronic transmission (i) audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements made available pursuant to clause (i) of this paragraph as to which such financial statements are available.

(h) (i) Upon the reasonable request of any Lender made at least five Business Days prior to the Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, in each case at least three Business Days prior to the Effective Date and (ii) at least ten Business days prior to the Effective Date, if any Borrower on the Effective Date qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered, to each Lender that so requests at least fifteen Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2).

SECTION 4.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement and contained in each of the other Loan Documents shall be true and correct in all material respects (or, with respect to any representation and warranty qualified by materiality, Material Adverse Effect or similar language, in all respects (after giving effect to any qualification therein)) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to any representation and warranty qualified by materiality, Material Adverse Effect or similar language, in all respects (after giving effect to any qualification therein)) as of such earlier date, and except that (i) for purposes of this Section 4.2, the representations and warranties contained in Section 3.4(a) shall be deemed to refer to the most recent annual and quarterly financial statements furnished pursuant to Sections 5.1(a) and (b), respectively and (ii) the representations and warranties contained in Sections 3.4(b) and 3.6 need only be true and correct and shall only be made as of the date of this Agreement.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) The Administrative Agent and, if applicable, the Issuing Bank or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) In the case of a Borrowing to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which, in the reasonable opinion of the Administrative Agent or the Required Lenders, would make it impracticable for such Borrowing to be denominated in the relevant Alternative Currency.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower (or with respect to a Letter of Credit Application, any applicable Subsidiary) on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section. In connection with the establishment of, and initial draw under, an Incremental Increase on the Incremental Effective Date with respect thereto, clauses (a) and (b) above shall be superseded by the provisions of Section 2.20(e).

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations (other than contingent Obligations for which no claim has been made) payable hereunder and under the other Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated (or been Cash Collateralized or backstopped in a manner satisfactory to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.1 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for further delivery to each Lender):

(a) within sixty (60) days (or to the extent that the Securities and Exchange Commission grants an extension of such period, such longer period as may be extended by the Securities and Exchange Commission, not to exceed seventy-five (75) days in total) after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than such a qualification or exception that is (x) solely with respect to, or resulting solely from, the upcoming maturity date of any of the Loans hereunder being scheduled to occur within twelve months from the time such report is delivered or (y) with respect to, or resulting from, any potential inability to satisfy the Leverage Ratio set forth in Section 6.1 hereof on a future date or in a future period) and without any qualification or exception as to the scope of such audit (other than, in the case of any financial statements as they relate to any assets and/or businesses subject to an Acquisition permitted under this Agreement during the relevant period, any references to independent audits performed by other independent public accountants of recognized national standing as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors, or any successor standard under GAAP, so long as the audits of such other independent public accountants have been provided, and otherwise meet the requirements of this section, including not containing a “going concern” or like qualification or exception (other than such a qualification or exception that is (x) solely with respect to, or resulting solely from, the upcoming maturity date of any of the Loans hereunder being scheduled to occur within twelve months from the time such report is delivered or (y) with respect to, or resulting from, any potential inability to satisfy the Leverage Ratio set forth in Section 6.1 hereof on a future date or in a future period))) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty (40) days (or to the extent that the Securities and Exchange Commission grants an extension of such period, such longer period as may be extended by the Securities and Exchange Commission, not to exceed forty-five (45) days in total) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.1 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) [reserved];

(e) promptly after the same become publicly available, copies of all periodic and other financial reports, proxy statements and other financial materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request; provided that neither the Borrower nor its Subsidiaries shall be required to disclose, pursuant to this clause (f), any document, book, record, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, such Lender or their respective representatives is then prohibited by applicable Law or any agreement binding on the Borrower or its Subsidiaries or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product, in each such case so long as such limitation or prohibition is not entered into in contemplation of avoiding any such inspection or disclosure.

Documents required to be delivered pursuant to Section 5.1(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.1; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents become available on the Electronic Data Gathering and Retrieval System (or any successor thereto) of the Securities and Exchange Commission (or any Governmental Authority succeeding to any or all of the functions of said Commission), and an electronic link thereto is provided to the Administrative Agent (for further delivery to each Lender); provided that, in the case of each of the foregoing clauses (i) and (ii), the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such delivery, and each Lender shall be solely responsible for maintaining its own copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or one or more of the Joint Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 5.2 Notices of Material Events. Promptly after a Responsible Officer of the Borrower has knowledge thereof, the Borrower will furnish to the Administrative Agent (for further delivery to each Lender) written notice of the following:

(a) the occurrence of any continuing Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.3 Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted or not restricted under Section 6.3.

SECTION 5.4 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate action, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.5 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, except in the case of clause (a), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and it being understood, in the case of clause (b), that if any such insurance company ceases to be financially sound and reputable and the Borrower or applicable Subsidiary promptly replaces such insurance company with a financially sound and reputable insurance company, then such insurance company ceasing to be financially sound and reputable shall not be deemed to cause the representation and warranty in clause (b) to be inaccurate.

SECTION 5.6 Books and Records; Inspection Rights.

(a) The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all dealings and transactions in relation to its business and activities.

(b) The Borrower will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, but not more than once a year (which one visit shall be at the expense of the Borrower) upon not less than ten (10) days advance notice to the Borrower; provided that (i) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable prior notice, (ii) all visits or discussions by any Lender shall be coordinated through the Administrative Agent and (iii) a Responsible Officer of the Borrower shall be present during any discussions with the Borrower’s independent public accountants.

(c) Notwithstanding the foregoing clauses (a) and (b), neither the Borrower nor its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making copies or abstracts of, or discussion of, any document, book, record, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, such Lender or their respective representatives is then prohibited by applicable Law or any agreement binding on the Borrower or its Subsidiaries or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product, in each such case so long as such limitation or prohibition is not entered into in contemplation of avoiding any such inspection or disclosure.

SECTION 5.7 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.8 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, to refinance, amend or amend and restate Indebtedness under the Existing Credit Agreement, repurchase the Borrower’s Capital Stock and debentures, to finance investments, Capital Expenditures and acquisitions and to provide working capital to the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.9 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, the Borrower will, and will cause each of its Subsidiaries to, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution or acknowledgment thereof, and (b) do, execute, acknowledge or deliver any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

SECTION 5.10 Anti-Corruption and Anti-Money Laundering Laws. Maintain policies and procedures designed to promote and achieve compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, other applicable anti-corruption legislation in other jurisdictions and applicable anti-money laundering Laws.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations (other than contingent Obligations for which no claim has been made) payable hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have expired or terminated (or been Cash Collateralized or backstopped in a manner satisfactory to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.1 Leverage Ratio. The Borrower will not permit the Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to be greater than 3.50 to 1.00; provided that in connection with any acquisition of another Person (or all or substantially all of the assets of another Person), or series of related such acquisitions occurring within any consecutive twelve-month period, consummated after the Effective Date having aggregate consideration in excess of $250,000,000, the Borrower may, at its election in connection therewith and upon notice to the Administrative Agent thereof given not less than three Business Days prior to the required delivery of financial statements pursuant to Section 5.1(a) or (b) for the fiscal quarter in which the consummation of such acquisition (or series of related acquisitions) occurs, increase the required Leverage Ratio pursuant to this Section 6.1(a) to 3.75 to 1.00, which such increase shall be applicable for the fiscal quarter in which such acquisition (or series of acquisitions) is consummated and the three consecutive fiscal quarters thereafter (each, a “Leverage Ratio Increase”), or such shorter time as the Borrower may elect for the Leverage Ratio Increase to apply (it being understood that the Borrower may terminate any such Leverage Ratio Increase period prior to the completion of any such period of four consecutive fiscal quarters, such termination to be effective on the date specified by the Borrower in a written notice to the Administrative Agent); provided that (x) there shall not be more than two Leverage Ratio Increases during the term of this Agreement and (y) there shall be at least two consecutive fiscal quarters following the cessation of each such Leverage Ratio Increase during which no Leverage Ratio Increase shall then be in effect.

SECTION 6.2 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.2 (but excluding any Liens in connection with a Receivables Facility, which are exclusively addressed in Section 6.2(f) below); provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than (A) improvements and after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof (provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such obligations and may apply to all fixed or capital assets financed by such Person or its affiliates) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and modifications, refinancings, extensions, renewals and replacements thereof (any such modifications, refinancings, extensions, renewals and replacements from time to time, “Refinancing Indebtedness”; and the indebtedness being modified, refinanced, extended, renewed or replaced from time to time, “Refinanced Indebtedness”) to the extent that the outstanding principal amount thereof is not increased except by an amount equal to unpaid and accrued interest and premium thereon and underwriting discounts, defeasance costs, fees, commissions and expenses, and such Refinancing Indebtedness may be secured by any Liens on any property or assets (and proceeds thereof) of the Borrower and/or any of its Subsidiaries that secured the Refinanced Indebtedness (including any property or assets pursuant to after-acquired property clauses to the extent any such property or assets secured (or would have secured) the Refinanced Indebtedness);

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (other than (A) improvements and after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof (provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such obligations and may apply to all fixed or capital assets financed by such Person or its affiliates) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any Refinancing Indebtedness thereof to the extent that the outstanding principal amount thereof is not increased except by an amount equal to unpaid and accrued interest and premium thereon and underwriting discounts, defeasance costs, fees, commissions and expenses, and such Refinancing Indebtedness may be secured by any Liens on any property or assets (and proceeds thereof) of the Borrower and/or any of its Subsidiaries that secured the Refinanced Indebtedness (including any property or assets pursuant to after-acquired property clauses to the extent any such property or assets secured (or would have secured) the Refinanced Indebtedness);

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness having an aggregate principal amount not exceeding 2% of Consolidated Tangible Assets as reflected in the most recent annual audited consolidated financial statements delivered pursuant to Section 4.1(g) or 5.1(a), as applicable, immediately prior to any incurrence of such Indebtedness; (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement; (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, plus delivery and installation costs, fees and expenses and similar customary items incurred directly in connection with the acquisition, construction or improvement of fixed or capital assets; and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary other than (A) improvements and after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, provided that in the event obligations are owed to any Person with respect to financing of more than one acquisition, construction or improvement of any fixed or capital assets, such Liens may secure all such obligations and may apply to all fixed or capital assets the acquisition, construction and/or improvement of which is financed by such Person or its affiliates);

(e) Liens (not otherwise permitted hereunder) which secure Indebtedness of the Borrower or any Subsidiary; provided that the aggregate principal amount of Indebtedness secured by such Liens at any time outstanding shall not exceed 15% of Consolidated Tangible Assets as reflected in the most recent annual audited consolidated financial statements delivered pursuant to Section 4.1(g) or 5.1(a), as applicable, immediately prior to the incurrence of any such Indebtedness;

(f) Liens which may arise in connection with a Receivables Facility; provided that (i) with respect to any Receivables Facility described in subpart (b) of the definition thereof, no such Lien shall apply to any asset of the Borrower, and (ii) with respect to any Receivables Facility described in subpart (a) of the definition thereof, any such Lien shall only apply to accounts receivable of the Borrower or any applicable Subsidiary transferred to a Receivables Corporation in accordance with the applicable Receivables Facility, and to such assets supporting the obligations under such transferred accounts receivable as are reasonably required to be subject to such Lien pursuant to the terms of such Receivables Facility (but in no event shall apply either (x) to any machinery or equipment of the Borrower or (y) to any inventory or goods of the Borrower that have not been sold or transferred and given rise to an account receivable transferred to a Receivables Corporation pursuant to the applicable Receivables Facility); and

(g) Liens pursuant to any Loan Document.

SECTION 6.3 Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer (excluding, for the avoidance of doubt, Liens), lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of the assets of the Borrower and its Subsidiaries on a consolidated basis to any Person other than the Borrower or a Subsidiary (including, in each case, pursuant to a Division), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Person may merge into the Borrower in a transaction in which the Borrower is the surviving Person.

SECTION 6.4 [Reserved].

SECTION 6.5 Subsidiary Indebtedness. The Borrower will not permit any of its Subsidiaries to incur Indebtedness other than (a) Indebtedness owing to the Borrower or any Subsidiary, (b) Indebtedness owing to other Persons the aggregate principal amount of which, when combined (without duplication) with Indebtedness secured by Liens permitted by Section 6.2(e), shall not exceed 15% of Consolidated Tangible Assets as reflected in the most recent annual audited consolidated financial statements delivered pursuant to Section 4.1(g) or 5.1(a), as applicable, immediately prior to the incurrence of any such Indebtedness; provided, that Indebtedness of a Subsidiary Guaranteed by one or more additional Subsidiaries, shall only be counted once for purposes hereof and (c) Indebtedness pursuant to a Receivables Facility.

SECTION 6.6 [Reserved].

SECTION 6.7 Sanctions. Directly or, to the knowledge of the Borrower, indirectly, (a) use the proceeds of any Borrowing or L/C Credit Extension, or (b) lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, in each case, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding will result in a violation by the Borrower, any of its Subsidiaries or any such individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, Issuing Bank, Swingline Lender, or otherwise) of Sanctions.

SECTION 6.8 [Reserved.]

SECTION 6.9 Receivables Corporation. The Borrower will not at any time permit any Receivables Corporation (a) to own or hold any assets, or conduct any operations, other than those reasonably necessary to comply with the terms of a permitted Receivables Facility that is described in subpart (i) of the proviso to such definition and to which such Receivables Corporation is a party, or (b) to incur, assume or suffer to exist any Indebtedness other than (x) Indebtedness under a permitted Receivables Facility described in subpart (i) of the proviso to such definition with aggregate principal outstandings at no time exceeding the maximum amounts set forth in such definition and (y) subordinated Indebtedness owing to the Borrower or any Subsidiary as part of the consideration for transfers of assets to the Receivables Corporation.

SECTION 6.10 Anti-Corruption and Anti-Money Laundering Laws. Directly or indirectly use the proceeds of any Borrowing or L/C Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, other similar legislation in other jurisdictions or applicable anti-money laundering Laws.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.1 Events of Default. Any of the following events (“Events of Default”) shall constitute an Event of Default:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in this Agreement, any other Loan Document or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, 5.3 (with respect to the Borrower’s existence) or 5.8 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section) or in any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure is not remedied during the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of (A) the voluntary sale or transfer of the property or assets securing such Indebtedness or (B) the involuntary sale or transfer of the property or assets securing such Indebtedness as a result a casualty, taking or similar event, (ii) Indebtedness of the target of an Acquisition by the Borrower and/or one or more if its Subsidiaries that becomes due as a result of the requirement to make a “change of control” offer in respect thereof, but only so long as such offer is made and consummated in accordance with the terms of such Indebtedness, (iii) mandatory prepayment requirements under Indebtedness arising from the receipt of net cash proceeds from Indebtedness, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issuances and/or excess cash flow, (iv) voluntary prepayment, redemption or other satisfaction provisions with respect to Indebtedness which voluntary actions become mandatory in accordance with the terms of such Indebtedness solely as the result of the Borrower or applicable Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction (but only so long as such payment, redemption or other satisfaction is then made in accordance with such notice) or (v) any default under Indebtedness of an acquired business assumed in connection with an Acquisition if such default is cured, or such indebtedness is repaid, within 60 days after consummation of such Acquisition, provided that this clause (v) shall immediately cease to apply upon either (x) such Indebtedness being accelerated or (y) the holder or obligee of such Indebtedness commencing enforcement proceedings with respect to (including any seizure or foreclosure on collateral securing) such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, undischarged or unbonded for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect shall be rendered against the Borrower or any Subsidiary or any combination thereof and, in either case, and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) (i) this Agreement or any of the promissory notes from time to time requested pursuant to this Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, either (A) ceases to be in full force and effect or (B) is otherwise found to be invalid or unenforceable by a final, non-appealable decision of court of competent jurisdiction; or

(ii) the Borrower contests in writing the validity or enforceability of any Loan Document; or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document (other than a revocation, termination or rescission that is expressly permitted hereunder or thereunder or that occurs as a result of the satisfaction in full of all of the non-contingent Obligations).

SECTION 7.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(a) declare the Commitment of each Lender to make Loans and any obligation of any Issuing Bank to make LC Credit Extensions to be terminated, whereupon such Commitments and obligations shall be terminated immediately;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the LC Exposures; and

(d) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of any Issuing Bank to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the LC Exposures as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 7.3 Application of Funds. After the exercise of remedies provided for in Section 7.2 (or after the Loans have automatically become immediately due and payable and the LC Exposures have automatically been required to be Cash Collateralized as set forth in the proviso to Section 7.2), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.21 and 2.22, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations arising under the Loan Documents constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit participation fees under Section 2.12(b)) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank arising under the Loan Documents and amounts payable under Sections 2.15, 2.16 and 2.17), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit participation fees under Section 2.12(b) and interest on the Loans, LC Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Borrowings, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of LC Exposures comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.5 and 2.21; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.5(c) and 2.21, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.1 Appointment and Authority. Each of the Lenders and each Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Section 8.6 and Section 8.10, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than Section 8.6 and Section 8.10).

SECTION 8.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.2 and Article VII) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(f) Neither the Administrative Agent nor any Joint Lead Arranger shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution.

SECTION 8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”).

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring (or removed) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring (or removed) Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring (or removed) Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(d) Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and as the Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Joint Lead Arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

SECTION 8.10 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent (including any delegee under Section 8.5) in accordance with this Article VIII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.8 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VIII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that neither the Administrative Agent, any Joint Lead Arranger nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, Bank of America in its capacity as an Issuing Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.1; and

(ii) if to any other Lender or any other Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, Issuing Banks and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrower (or with respect to a Letter of Credit Application, any applicable Subsidiary) even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower (or with respect to a Letter of Credit Application, any applicable Subsidiary). All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.2 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i) waive any condition set forth in Section 4.1 without the written consent of each Lender;

(ii) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.2) without the written consent of such Lender (it being understood that any amendment, modification, termination, waiver or consent with respect to any condition precedent under Section 4.2, any covenant, any mandatory prepayment, any Default or Event of Default that in each case separately obtains the requisite consent of the Lenders shall not constitute an increase or extension of the Commitment of any Lender);

(iii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments, if any) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(iv) reduce the principal of, or the rate of interest specified herein on, any Loan or LC Borrowing, or (subject to clause (D) of the second proviso to this Section 9.2(b)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit participation fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Borrowing or to reduce any fee payable hereunder;

(v) change Section 7.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(vi) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(vii) amend Section 1.12 or the definition of “Alternative Currency” without the written consent of each Lender under the Revolving Facility;

and provided further that (A) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Banks under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (B) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (D) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, the Administrative Agent, with the prior written consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or manifest error in any Loan Document and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

If any Lender does not consent to a proposed amendment, waiver, consent (including any consent to the addition of any Alternative Currency) or release with respect to any Loan Document that requires the consent of such Lender, in each case, that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 2.19(b); provided that such amendment, waiver, consent or release, if not abandoned by the Borrower, can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph). Without limiting the foregoing, any amendment, restatement or other modification of this Agreement may be made effective without the consent of any Lender that, upon giving effect to such amendment, restatement or other modification, has its Loans and LC Advances (including all accrued and unpaid interest, fees and other amounts) paid in full and ceases to be a Lender after giving effect thereto.

SECTION 9.3 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and BofA Securities (but limited to one primary counsel for the Administrative Agent and BofA Securities), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of (A) one primary counsel for the Administrative Agent, BofA Securities, the Lenders and the Issuing Banks (and any other Joint Lead Arranger, as applicable), taken together, (B) one local counsel in each relevant jurisdiction, (C) to the extent reasonably necessary, one special or regulatory counsel in each relevant specialty and (D) in the case of any actual or perceived conflict of interest with respect to any of the counsel identified in clauses (A) through (C) above, one additional counsel (which in the case of clause (B) shall allow for up to one additional counsel in each relevant jurisdiction), in connection with the enforcement or protection of their rights in connection with this Agreement or any other Loan Document, including their rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) The Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (notwithstanding any limitation in Section 9.3(a)(ii), provided that such legal fees and expenses shall be limited to the reasonable and documented fees, disbursements and other out-of-pocket charges of one primary counsel to all Indemnitees taken as a whole, one local counsel to all Indemnitees taken as a whole in each relevant jurisdiction, one specialty counsel to all Indemnitees taken as a whole for each relevant specialty, and one or more counsel to each group of affected Persons similarly situated, taken as a whole, if one or more conflicts of interest, or perceived conflicts of interest, arise), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee or its Related Parties, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or its Related Parties or the material breach by such Indemnitee or its Related Parties of this Agreement.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), a Joint Lead Arranger, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Dollar Lender severally agrees to pay to the Administrative Agent (or such sub-agent thereof), such Joint Lead Arranger, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage under the Dollar Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent thereof), such Joint Book Arranger, such Issuing Bank or the Swingline Lender in its capacity as such. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.18(e).

(d) To the extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages of the Borrower) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) To the extent permitted by applicable Law, the Indemnitees shall not assert, and hereby waive, any claim against the Borrower, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages of the Borrower) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that this clause (e) shall not limit the Borrower’s indemnity or reimbursement obligation to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification hereunder.

(f) All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

SECTION 9.4 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Exposures and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and among the Facilities such that any partial assignment by a Lender of its Commitment hereunder shall be an assignment of a proportional amount of its Dollar Commitment, Euro Commitment, Sterling Commitment, Yen Commitment and each Other Alternative Currency Commitment, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (except that, in the case of this clause (2), the consent of the Borrower shall be required if, after giving effect to and as a result of such assignment, the assignee, collectively with its affiliated Lenders and affiliated Approved Funds, would hold more than five percent (5%) of the aggregate amounts of Loans and unused Commitments); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that, the assignor shall notify the Borrower of any such assignment that does not require the consent of the Borrower prior to or promptly after such assignment (it being understood that failure by such assignor to provide such notification shall not limit the effectiveness of such assignment);

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund;

(C) the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under Swingline Loans.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest) the Loans and LC Exposures owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Without limiting the generality of the foregoing, upon the Administrative Agent’s receipt of a duly completed Assignment and Assumption in compliance with subsections (a) and (b) above, the Administrative Agent shall record the information contained therein in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Swingline Lender, any Issuing Bank or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Exposures and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.4(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.2(b) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, LC Exposures or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as Issuing Bank or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America, Citi, Deutsche Bank, PNC Bank or Wells Fargo assigns all of its Commitment and Loans pursuant to subsection (b) above, then (i) Bank of America, Citi, Deutsche Bank, PNC Bank or Wells Fargo, as applicable, may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an Issuing Bank, and/or (ii) Bank of America may, upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America, Citi, Deutsche Bank, PNC Bank or Wells Fargo as an Issuing Bank or of Bank of America as the Swingline Lender, as the case may be. If Bank of America, Citi, Deutsche Bank, PNC Bank or Wells Fargo resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all LC Exposures with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.5(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.4(c). Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America, Citi, Deutsche Bank, PNC Bank or Wells Fargo, as applicable, to effectively assume the obligations of Bank of America, Citi, Deutsche Bank, PNC Bank or Wells Fargo with respect to such Letters of Credit.

(h) Disqualified Institutions. (i) No assignment shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 9.4, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.

(ii) If any assignment is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment, and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.4), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.4(b), and (ii) such assignment does not conflict with applicable Laws.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

SECTION 9.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein or in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and other Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in one or more counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic communication (including by electronic mail as a .pdf or .tif attachment) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.7 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by any Debtor Relief Law, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates (the “Setoff Parties”) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding any deposits known by the relevant Setoff Party to be held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party not affiliated with the Borrower) at any time held and other obligations (in whatever currency) at any time owing by such Setoff Party to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Setoff Party, irrespective of whether or not such Setoff Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. In the event that amounts set off in one currency are applied to obligations in a different currency, the rate of exchange shall be determined by the Administrative Agent in accordance with Section 1.6. The rights of each Setoff Party under this Section are in addition to other rights and remedies (including other rights of setoff) which such Setoff Party may have. Each Setoff Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and such disclosing Person shall, to the extent within its control, be responsible for the failure of any such Person to whom disclosure is made to comply with such confidentiality obligations), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.20(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (provided that no such disclosure shall be made by the Administrative Agent, any Joint Lead Arranger, any Issuing Bank, any Lender and/or any of their respective Affiliates to any such Person that is a Disqualified Institution), it being understood and agreed that the DQ List may be disclosed to any Participant or assignee, actual or potential, and any Eligible Assignee invited to be a Lender in reliance on this clause (f), (g) on a confidential basis to the extent required, requested, reasonably necessary or otherwise deemed appropriate under the circumstances to (i) any rating agency in connection with rating the Borrower or any Subsidiary of the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, provided that, if Information is disclosed pursuant to clause (b) or (c) above, the Administrative Agent, such Joint Lead Arranger, such Issuing Bank or such Lender, as the case may be, shall use its best efforts to promptly notify the Borrower prior to such disclosure unless it is legally prohibited from doing so or unless such disclosure is in connection with customary reviews by bank examiners. For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Joint Lead Arranger, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, excluding any information which, to the Administrative Agent’s, any Joint Lead Arranger’s, any Issuing Bank’s or any Lender’s actual knowledge, has been disclosed by the source of such information in violation of a duty of confidentiality to the Borrower or any of its Affiliates; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information shall be treated as confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Judgment Currency. If, for the purposes of obtaining judgment or filing a claim in any court, it is necessary to convert a sum due hereunder or under any other Loan Document or claim in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 9.14 Loan Conversion/Participation.

(a) (i) On any Conversion Date, to the extent not otherwise prohibited by law or otherwise, all Revolving Loans outstanding in any currency other than Dollars (“Loans to be Converted”) shall be converted into Dollars (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding the Conversion Date) (“Converted Loans”), and (ii) on the Conversion Date (A) each Dollar Lender severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Converted Loans in an amount equal to its Conversion Sharing Percentage (calculated immediately prior to the termination or expiration of the Commitments) of the outstanding principal amount of Converted Loans and (B) to the extent necessary to cause the Committed Exposure Percentage of each Lender, after giving effect to the purchase and sale of participating interests under the foregoing clause (A), to equal its Applicable Percentage under the Dollar Facility (calculated immediately prior to the termination or expiration of the Commitments), each Dollar Lender severally, unconditionally and irrevocably agrees that it shall purchase or sell a participating interest in its Dollar Revolving Loans then outstanding. Each Dollar Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amounts of its participation(s), and the proceeds of such participation(s) shall be distributed by Administrative Agent to each Lender from which a participating interest is being purchased in the amount(s) provided for in the preceding sentence. All Converted Loans shall be ABR Loans. The Borrower agrees to indemnify each Lender for any loss or reasonable cost or expense arising out of the conversion of Loans from one currency to another pursuant to this Section.

(b) If, for any reason, the Loans to be Converted may not be converted into Dollars in the manner contemplated by paragraph (a) of this Section 9.14, (i) the Administrative Agent shall determine the Dollar Amount of the Loans to be Converted (calculated on the basis of the Exchange Rate as of the Business Day immediately preceding the date on which such conversion would otherwise occur pursuant to paragraph (a) of this Section 9.14), (ii) effective on such Conversion Date, each Lender severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Loans to be Converted in an amount equal to its Conversion Sharing Percentage of such Loans to be Converted and (iii) each Dollar Lender shall purchase or sell participating interests as provided in paragraph (a)(ii) of this Section 9.14. Each Dollar Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount(s) of its participation(s), and the proceeds of such participation(s) shall be distributed by the Administrative Agent to each relevant Lender in the amount(s) provided for in the preceding sentence.

(c) To the extent any Taxes are required to be withheld from any amounts payable by a Lender (the “First Lender”) to another Lender (the “Other Lender”) in connection with its participating interest in any Converted Loan, the Borrower, with respect to the relevant Loans made to it, shall be required to pay increased amounts to the Other Lender receiving such payments from the First Lender to the same extent they would be required under Section 2.17 if the Borrower were making payments with respect to the participating interest directly to the Other Lender.

SECTION 9.15 USA PATRIOT Act. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

SECTION 9.16 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement and the other Loan Documents.

SECTION 9.17 Other Loan Document Waivers and Amendments. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under any Loan Document other than this Agreement (the Loan Documents other than this Agreement being the “Other Loan Documents”) shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under the Other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.

SECTION 9.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the other Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the other Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Joint Lead Arranger and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (B) neither the Administrative Agent, any of the Joint Lead Arrangers nor any Lender has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower or any of its Subsidiaries. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, each of the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19 Amendment and Restatement; No Novation; Reallocations and Break Funding. The parties hereto agree that this Agreement shall, and is intended to, constitute an amendment and restatement of the Existing Credit Agreement, effective from and after the Effective Date, and that the execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement. On the Effective Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement shall be deemed to be Loans and Obligations outstanding under the corresponding facilities of this Agreement, without any further action by any Person, except that the Administrative Agent, the Lenders and the lenders under the Existing Credit Agreement that are not Lenders under this Agreement (if any) shall make such transfers and advances of funds, repayments of loans and obligations under the Existing Credit Agreement, and other adjustments as are necessary in the opinion of the Administrative Agent so that the outstanding balance of all Loans and Obligations hereunder on the Effective Date, including any Loans funded on the Effective Date hereunder, reflect the Commitments of each of the Lenders hereunder on the Effective Date. In connection therewith, to the extent necessary, the Borrower will make all payments required by the Lenders and the lenders under the Existing Credit Agreement pursuant to Section 2.16 of the Existing Credit Agreement and/or of this Agreement, as applicable.

SECTION 9.20 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.21 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or Issuing Bank that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Each Lender confirms, as of the Effective Date (or, if later, the date upon which such Lender becomes a party to this Agreement) that either (a) such Lender is not an Affected Financial Institution or (b) it has notified in writing the Borrower and the Administrative Agent that it is an Affected Financial Institution. Each Lender shall promptly notify the Borrower and the Administrative Agent if for any reason, at any time, it becomes an Affected Financial Institution.

SECTION 9.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORGWARNER INC., as Borrower

By:
Name: Craig Aaron
Title: Vice President and Treasurer

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name: Brian Lukehart
Title: Managing Director

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages

BANK OF AMERICA, N.A., as a Lender, Issuing Bank and Swingline Lender

By:
Name: Brian Lukehart
Title: Managing Director

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages

CITIBANK, N.A., as a Lender and Issuing Bank

By:
Name: Richard Rivera
Title: Vice President

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and Issuing Bank

By:
Name: Ming K. Chu
Title: Director

By:
Name: Marko Lukin
Title: Vice President

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages

PNC BANK, NATIONAL ASSOCIATION, as a Lender and Issuing Bank

By:
Name: Scott Kowalski
Title: Managing Director

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and Issuing Bank

By:
Name: Matt J. Perrizo
Title: Director

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:
Name: Raymond Qiao
Title: Executive Vice President

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages

BARCLAYS BANK PLC, as a Lender

By:
Name: Craig Malloy
Title: Director

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name: Eric B. Bergeson
Title: Authorized Officer

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages

KEYBANK, NATIONAL ASSOCIATION, as a Lender

By:
Name: Tanille Ingle
Title: Assistant Vice President

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:
Name: Richard Eisenberg
Title: Managing Director

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name: Jerrod Clements
Title: Vice President

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages

COMMERZBANK AG, NEW YORK BRANCH, as a Lender

By:
Name: Michael W. Ravelo
Title: Managing Director

By:
Name: Veli-Matti Ahonen
Title: Managing Director

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages

THE NORTHERN TRUST COMPANY, as a Lender

By:
Name: Will Hicks
Title: Vice President

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages

SANTANDER BANK, N.A., as a Lender

By:
Name: Pablo Urgoiti
Title: Managing Director

By:
Name: Andres Barbosa
Title: Executive Director

BorgWarner Inc.
Fourth Amended and Restated Credit Agreement
Signature Pages